Share Purchase Agreement

dated as of December 10, 2022
by and among

each of the individuals and entities listed in	(each a Seller and collectively the Sellers)
Annex B

and

Tandem Diabetes Care, Inc.	(the Buyer)
11075 Roselle Street
San Diego, CA 92121
United States of America

[***]

[***]
[***]
[***]
[***]

[***] and [***]

AMF Medical SA
Rue des Jordils 38
1025 St.-Sulpice
Switzerland

Recitals

A.AMF Medical SA (the Company) is a corporation organized and existing under the laws of Switzerland, registered under identification number CHE-378.435.207, with its registered office at Rue des Jordils 38, 1025 St.-Sulpice, Switzerland. As of the date of this Agreement, the Company has a share capital of CHF 283,156.00, divided into 283,156 registered shares with a nominal value of CHF 1 each.

B.As of the date of this Agreement, the Sellers are the legal and beneficial owners of (i) all 283,156 registered shares in the Company with a nominal value of CHF 1 each (the Issued Shares, and each an Issued Share) and (ii) all 38,469 options to acquire registered shares in the Company with a nominal value of CHF 1 each (the Options, each an Option, and the shares in the Company to be issued upon exercise of such Options in accordance with the terms of this Agreement prior to the Closing Date, the Option Shares and each an Option Share, and together with the Issued Shares, the Shares and each a Share), as further set forth in Annex B.

C.Each Seller intends to sell and transfer to the Buyer such number of Shares as set forth opposite his, her or its name in Annex B, and the Buyer intends to buy and accept the Shares from the Sellers, on the terms and subject to the conditions contained in this Agreement (the Transaction).

D.As of the date of this Agreement, the Buyer is the holder of a convertible loan with a principal amount of CHF 8,000,000 on the terms and subject to the conditions contained in the Convertible Loan Agreement by and between the Company and the Buyer dated as of July 29, 2022 (the Convertible Loan Agreement), as amended by the Term Sheet dated as of October 26, 2022 (the Term Sheet).

E.Prior to the execution of this Agreement, the Sellers have given access to the Buyer and its Representatives, and the Buyer and its Representatives have reviewed, analyzed and assessed (the Due Diligence Review), legal, financial, accounting, tax, operational, commercial and other information in relation to the Company and the Company's business, including, without limitation, based on the information uploaded to the online data room hosted by Datasite on behalf of the Sellers under the name "Sparrow" (the Data Room) (as saved to an electronic data storage device in the form as existing as of December 7, 2022 and made available to the Buyer by the Sellers at the signing of this Agreement) (the Data Room Documents). The Buyer has further had the opportunity to discuss with the Sellers and their Representatives and the Management of the Company and clarify with them any matters pertaining to the Company and the Company's business.

Now, therefore, the Sellers, the Buyer and, where applicable, [***] and the Company (each a Party, and collectively the Parties) agree as follows:

1.Definitions and Interpretation

Capitalized terms used in this Agreement have the meanings assigned to such terms (a) in the body of this Agreement and referenced in Annex 1 to this Agreement, or (b) in Annex 1. For purposes of this Agreement, the interpretational rules set forth in Annex 1 shall apply.

2.Sale and Purchase of the Shares

2.1Object of the Sale

(a)On the terms and subject to the conditions of this Agreement, each Seller hereby agrees to sell, individually and not jointly with the other Sellers, and at the Closing, to transfer to the Buyer the full legal and beneficial ownership of the Shares, free and clear of any Liens, as set forth opposite such Seller's name on Annex B, with all rights attached or accruing to such Shares as of the Closing, and the Buyer hereby agrees to purchase and accept from the Sellers the Shares.

(b)Each Seller, subject to and as of the Closing, (i) unconditionally and irrevocably waives all rights of pre-emption, redemption, first offer, first refusal, transfer, tag along and drag along and any other similar rights as holder of Shares that each Seller may have under the second restated and amended shareholders' agreement dated as of August 13, 2021 by and among the Sellers (the Shareholders' Agreement) and (ii) agrees to terminate the Shareholders' Agreement, including Section 15 (Non-Compete and Non-Solicitation), effective as of the Closing, except for Section 1 (Definitions), Section 13 (Confidentiality), Section 16 (Miscellaneous) and Section 17 (Governing Law and Arbitration).

2.2Preliminary Consideration Payable at the Closing

(a)The consideration for the Shares payable by the Buyer to the Sellers at the Closing in accordance with Section 4.3.2 (the Preliminary Closing Consideration) is equal to:

(i)CHF 62,400,000 (Swiss Francs sixty-two million four hundred thousand) (the Headline Price),

(ii)minus the Estimated Net Debt, established in accordance with Section 2.2(c),

(iii)(1) if the Estimated Net Working Capital (established in accordance with Section 2.2(c)) exceeds the Net Working Capital Target Amount, plus the amount of such excess, or (2) if the Estimated Net Working Capital (established in accordance with Section 2.2(c)) is less than the Net Working Capital Target Amount, minus the amount of such shortfall,

(iv)minus the Estimated Pre-Closing Taxes, established in accordance with Section 2.2(c), and

(v)minus the Estimated Company Transaction Expenses, established in accordance with Section 2.2(c).

subject to the adjustments pursuant to Section 2.3. Once established in accordance with Section 2.2(c), but not later than five (5) Business Days prior to the Closing Date, the Sellers shall deliver to the Buyer a statement (the Closing Payment Statement) containing (i) the Preliminary Closing Consideration including separate line items regarding the Estimated Net Debt, the Estimated Net Working Capital, the Estimated Pre-Closing Taxes, and the Estimated Company Transaction Expenses, (ii) the allocation to each of the Sellers based on the Ownership Percentage, (ii) the Estimated Closing Employee Payroll Taxes Amount in connection with the Closing Purchase Price and its allocation to each Seller who is subject to Closing Payroll Taxes, (iii) the Sellers' Advisor Closing Fees Amount, (iv) the Sellers' Legal Fees Amount, and (v) the wire instructions for the payments to be made by the Buyer at the Closing in accordance with Section 4.3.2.

(b)The Buyer shall deduct from the respective portion of the Preliminary Closing Consideration that is payable to a Seller who is subject to Closing Payroll Taxes the relevant Estimated Closing Employee Payroll Taxes Amount, and pay these amounts to the Company in accordance with Section 4.3.2.

(c)The Sellers shall estimate in good faith the Net Debt, the Net Working Capital, the Pre-Closing Taxes and the Company Transaction Expenses (the latter, for the avoidance of doubt including the Sellers' Advisor Closing Fees Amount and the Sellers' Legal Fees Amount) as at the Cut-off Date as well as the Estimated Closing Employee Payroll Taxes Amount (the Estimates) for purposes of calculating the Preliminary Closing Consideration and deliver the Estimates to the Buyer no later than seven (7) Business Days prior to the anticipated Closing, together with reasonable documentation supporting the calculation of the Estimates. If the Buyer disagrees with the Estimates as proposed by the Sellers, the matter shall be escalated to the Sellers' Representative and the Chief Strategy Officer and General Counsel of the Buyer (or an individual or individuals of equivalent standing within the Buyer’s organization), acting on behalf of the Buyer, who shall between them agree on the Estimates to be used for purposes of the Closing. Absent agreement on the Estimates within two (2) Business Days of the referral of the matter to the individuals identified in the preceding sentence, the Estimates established by the Sellers corrected in accordance with the reasonable objections of the Buyer shall be used for purposes of calculating the Preliminary Closing Consideration (which shall, for the avoidance of doubt, be subject to the adjustments pursuant to Sections 2.3 and 2.4).

2.3Determination of Adjustments

2.3.1Principles

(a)The Final Net Debt, the Final Net Working Capital, the Final Pre-Closing Taxes and the Final Company Transaction Expenses as well as the Closing Employee Payroll Taxes Amount shall be determined by establishing the Final Closing Accounts and the Final Adjustment in accordance with this Section 2.3 and Section 2.4.

(b)The Preliminary Closing Consideration, as adjusted in accordance with this Section 2.3 and Section 2.4 (other than with respect to the Closing Employee Payroll Taxes Amount), shall be referred to hereinafter as the Closing Purchase Price.

2.3.2Procedural Matters

(a)No later than forty-five (45) Business Days following the Closing Date, the Buyer shall deliver to the Sellers' Representative the Company's financial statements as of the Cut-off Date and established in accordance with the manner described in Section 2.3 (the Proposed Closing Accounts, and upon becoming final and binding in accordance with this Section 2.3 the Final Closing Accounts), and determine based thereon the Final Net Debt, the Final Net Working Capital, the Final Pre-Closing Taxes, the Final Company Transaction Expenses as well as the Closing Employee Payroll Taxes Amount, and the balance of the adjustments pursuant to this Section 2.3 and Section 2.4 (the Proposed Adjustment, and upon becoming final and binding in accordance with this Section 2.3 the Final Adjustment).

(b)The Buyer shall procure that the Sellers' Representative and its advisors are given full access (during ordinary business hours) to the books and records of the Company for the purposes of reviewing the Proposed Closing Accounts and the Proposed Adjustment.

(c)Unless the Sellers' Representative gives written notice (the Notice of Objection) to the Buyer within thirty (30) Business Days following receipt of the Proposed Closing Accounts and the Proposed Adjustment that it disagrees with any specific item of the Proposed Closing Accounts or the Proposed Adjustment, stating in such notice in reasonable detail the reasons for the objections and including specific proposals for adjustment of each disputed item in the Proposed Closing Accounts and the Proposed Adjustment, the Proposed Closing Accounts and the Proposed Adjustment shall be deemed final and binding on the Parties for all purposes.

(d)The Parties shall endeavor to resolve in good faith any objection stated in the Notice of Objection within twenty (20) Business Days after the Buyer's receipt of the Notice of Objection. If the Parties are unable to do so, either Party may refer the matter to an accounting firm which is independent from the Sellers, the Buyer, and their Affiliates, and which is based in Switzerland with an international reputation such as BDO AG, Deloitte AG, Ernst & Young AG, KPMG AG or PricewaterhouseCoopers AG, to be agreed upon by the Parties, or, if the Parties cannot agree on an accounting firm within fifteen (15) Business Days after the Buyer's receipt of the Notice of Objection, such an accounting firm appointed by the Zurich Chamber of Commerce upon request by either the Buyer or the Sellers (the accounting firm appointed in accordance with this Section 2.3.2(d) hereinafter referred to as the Appraiser).

(e)The Appraiser shall establish independently, on behalf of the Parties and on the terms set forth in this Section 2.3 and Section 2.4, the Final Closing Accounts and the Final Adjustment. In so doing, the Appraiser shall serve as an expert (Schiedsgutachter), as that term is defined in article 189 of the Swiss Code of Civil Procedure (Schweizerische Zivilprozessordnung), and not as an arbitrator, and his or her determination of any subject matter falling within the scope of his or her mandate shall be final and binding on the Parties, except in the event of a manifest error on the part of the Appraiser (in which case the relevant part of his or her determination shall be void and the matter be remitted to the Appraiser for correction).

(f)The Parties shall procure that the Appraiser will be furnished with all documents and information relating to the establishment of the Final Closing Accounts and the Final Adjustment as the Appraiser may reasonably request.

(g)The Appraiser shall determine only:

(i)whether the specific items of the Proposed Closing Accounts or the Closing Employee Payroll Taxes Amount, as applicable, that are disputed by the Sellers' Representative in their Notice of Objection are accurate and in accordance with this Section 2.3, and if not, what alterations are to be made to the Proposed Closing Accounts or the Closing Employee Payroll Taxes Amount, as applicable, in order to correct the relevant inaccuracy of any such specific item; and

(ii)based on the Final Closing Accounts or the Closing Employee Payroll Taxes Amount, as applicable, established by the Appraiser in accordance with the above, the Final Adjustment in accordance with this Section 2.3 and Section 2.4.

For the avoidance of doubt, the Appraiser shall, where necessary for the determinations pursuant to Section 2.3.2(a), upon consultation, where required or considered appropriate by the Appraiser, of an independent legal expert appointed by the Appraiser, decide over disputes by the Parties on legal questions in connection with the establishment of the Final Closing Accounts and the Final Adjustment, including, but not limited to, the proper construction and interpretation of this Agreement.

(h)The Appraiser shall make his or her determination pursuant to Section 2.3.2 as soon as reasonably practicable, but no later than thirty (30) Business Days from the date of his or her appointment.

(i)The procedure as determined by the Appraiser shall comply with the requirements of due process; in particular, the Appraiser shall:

(i)give the Parties a reasonable opportunity to make written and oral presentations to him or her;

(ii)require that each Party provide the other with a copy of any written presentations at the same time as they are made available to the Appraiser;

(iii)permit each Party to be present while oral submissions are being made by the other Party or while evidence is gathered by the Appraiser, including meetings and discussions with the employees of the Company; and

(iv)conduct the proceedings in English.

(j)Each Party and the Appraiser shall, and shall procure that its accountants, assistants and other advisors shall, keep all information and documents provided to them pursuant to this Section 2.3 confidential and shall not use the same for any other purpose, except for disclosure or use in connection with the preparation of the Final Closing Accounts or the Closing Employee Payroll Taxes Amount, the proceedings before the Appraiser or otherwise in connection with the determination of the Final Adjustment.

(k)The costs and expenses (including VAT) of the Appraiser shall be equitably apportioned by the Appraiser based on the extent to which the Sellers, on the one hand, and the Buyer, on the other hand, is determined by the Appraiser to be the prevailing party in the resolution of such disputed matter. All other costs and expenses shall be borne by the Party incurring them.

(l)Notwithstanding anything to the contrary in this Section 2.3, either Party may refer the matter to dispute resolution pursuant to Section 12.2 at any time before the Parties and the Appraiser have reached agreement on the terms of engagement of the Appraiser.

2.3.3General Principles Applicable to the Closing Accounts

(a)The Proposed Closing Accounts and the Final Closing Accounts shall be drawn up:

(i)in accordance with the policies and practices set forth in this Agreement;

(ii)so far as not inconsistent with the above, in accordance with Swiss Code of Obligations as such standards are applied pursuant to the accounting principles, procedures and practices adopted in the Financial Statements, applied on a consistent basis (but with correctness prevailing over consistency);

(iii)so as to avoid double counting (whether positive or negative) of any item to be included therein.

(b)The Closing Accounts shall be drawn up as at the Cut-off Date.

(c)The Closing Accounts shall be expressed in CHF and amounts in other currencies shall be translated into CHF pursuant to Section 6.4.

2.3.4Computation of Net Debt

(a)So far as not inconsistent with Section 2.3.4(b) and Section 2.3.4(c) below, Net Debt shall mean the difference of the following Cash and Debt items, each as shown in the Final Closing Accounts as established in accordance with this Section 2.3:

Line Item or Reference in Financial Statements
Other Loans (interest bearing) (if any), but excluding the Grenke leasing debt for equipment

Minus	Cash and cash equivalent
Minus	Deposits / BCV Rent Guarantee
Minus	VAT current account - other receivables

(b)Amounts to be included within Cash and Debt by reference to line items referred to above shall be included consistently with the accounting principles and practices adopted in the Financial Statements, applied on a consistent basis (but with correctness prevailing over consistency).

(c)For the purposes of calculating the Net Debt:

(i)Cash shall include the aggregate exercise price payable by the Sellers holding Options upon exercise prior to Closing.

(ii)Cash shall, however, not include the amount equal to dividends from the Company to the Sellers distributed after the Cut-off Date but prior or on the Closing and that thus are not reflected in the Final Closing Accounts as having been distributed.

(iii)Debt shall not include any amounts under the Convertible Loan Agreement.

2.3.5Computation of Net Working Capital

(a)So far as not inconsistent with Section 2.3.5(b) and Section 2.3.5(c) below, Net Working Capital shall mean the aggregate sum of the following items, as shown in the Final Closing Accounts as established in accordance with this Section 2.3:

Line Item or Reference in Financial Statements
Debtors – trade accounts receivable
Plus	Inventories
Plus	Prepaid expenses
Minus	Creditors – trade accounts payable
Minus	Accrued expenses
Minus	Other payables

(b)The computation of the Net Working Capital shall exclude items which are a direct consequence of the transactions contemplated by this Agreement, including, without limitation, provisions or Liabilities for Taxes arising as a result of the Closing to the extent such items have been deducted separately from the Preliminary Closing Consideration or are to be deducted separately for the calculation of the Closing Purchase Price.

(c)The Net Working Capital shall be calculated so as to avoid double counting with the Net Debt.

2.3.6Computation of Pre-Closing Taxes

(a)For the sake of clarity, Pre-Closing Taxes shall comprise:

(i)federal, cantonal (Canton of Vaud) and communal corporate income taxes (if any) to be calculated based on profit/loss after taxes as shown in the Final Closing Accounts;

(ii)cantonal (Canton of Vaud) and communal capital taxes to be calculated based on the Company's equity (i.e., the taxable equity correspondence to share capital, legal reserve from capital contributions, other reserves (if any) and retained earnings) as per the Final Closing Accounts; and

(iii)any withholding taxes due in connection with the distribution of dividends from the Company to the Sellers that occur after the Cut-off Date but prior or on the Closing and thus are not reflected in the Closing Financial Accounts as having been distributed;

in each case in accordance with the applicable statutory tax rate under applicable Law.

(b)For the avoidance of doubt, Pre-Closing Taxes shall not include any Closing Payroll Taxes.

2.3.7Computation of Closing Payroll Taxes

The Closing Employee Payroll Taxes Amount and the Closing Employer Payroll Taxes Amount (the latter which forms part of the Company Transaction Expenses) shall be calculated in accordance with the applicable withholding or contribution rates under applicable Law on the basis of the Closing Purchase Price.

2.4Adjustment Payments

2.4.1Net Debt, Pre-Closing Taxes and Company Transaction Expenses Adjustment

(a)If the sum of (i) the Final Net Debt, (ii) the Final Pre-Closing Taxes, and (iii) the Final Company Transaction Expenses is greater than the sum of (i) the Estimated Net Debt, (ii) the Estimated Pre-Closing Taxes, and (iii) the Estimated Company Transaction Expenses, the Preliminary Closing Consideration shall be decreased by the amount of such excess, and the Sellers shall, subject to and in accordance with Sections 2.4.3 and 2.4.4, pay that amount to the Buyer in accordance with their Ownership Percentage.

(b)If the sum of (i) the Final Net Debt, (ii) the Final Pre-Closing Taxes, and (iii) the Final Company Transaction Expenses is less than the sum of (i) the Estimated Net Debt, (ii) the Estimated Pre-Closing Taxes, and (iii) the Estimated Company Transaction Expenses, the Preliminary Closing Consideration shall be increased by the amount of such shortfall, and the Buyer shall, subject to and in accordance with Sections 2.4.3 and 2.4.4, pay that amount to the Sellers in accordance with their Ownership Percentage.

2.4.2Net Working Capital Adjustment

(a)If the Final Net Working Capital is greater than the Estimated Net Working Capital, the Preliminary Closing Consideration shall be increased by the amount of such excess, and the Buyer shall, subject to and in accordance with Sections 2.4.3 and 2.4.4, pay that amount to the Sellers in accordance with their Ownership Percentage.

(b)If the Final Net Working Capital is less than the Estimated Net Working Capital, the Preliminary Closing Consideration shall be decreased by the amount of such shortfall, and the Sellers shall, subject to and in accordance with Sections 2.4.3 and 2.4.4, pay that amount to the Buyer in accordance with their Ownership Percentage.

2.4.3Closing Employee Payroll Taxes Amount Adjustment

(a)If the Closing Employee Payroll Taxes Amount is greater than the Estimated Closing Employee Payroll Taxes Amount, the Sellers who are subject to Closing Payroll Taxes shall, subject to and in accordance with Section 2.4.4, pay the respective amount to the Buyer or, upon direction of the Buyer, to the Company in accordance with their percentage as determined by the Company pursuant to applicable Law. The Buyer shall procure that the Company uses such amounts only for payment of Closing Payroll Taxes, pays them promptly to the relevant Tax Authorities in full and final discharge of the relevant Tax liabilities, and prepares the necessary salary statements and other filings with Tax Authorities.

(b)If the Closing Employee Payroll Taxes Amount is less than the Estimated Closing Employee Payroll Taxes Amount, the Buyer shall, subject to and in accordance with Section 2.4.4, pay the respective amount to the Sellers who are subject to Closing Payroll Taxes in accordance with their percentage as determined by the Company pursuant to applicable Law, provided that (i) the Closing Purchase Price is lower than the Preliminary Closing Consideration or (ii) the Company has obtained confirmation of either reimbursement or credit from the relevant Tax Authorities of the difference between the excessive Estimated Closing Employee Payroll Taxes Amount paid to the relevant Tax Authorities and the Closing Employee Payroll Taxes Amount.

2.4.4Payment of the Adjustments

(a)All amounts required to be paid by the Parties pursuant to Section 2.4.1, Section 2.4.2 and Section 2.4.3 shall be aggregated or offset against each other, as applicable.

(b)The Final Adjustment determined pursuant to Section 2.4.4(a), plus the interest accrued thereon from and including the Closing Date to and excluding the date on which such balance and interest is paid pursuant to this Section 2.4.4(b), calculated in accordance with Section 6.3(a), shall be paid by or on behalf of the relevant Party by wire transfer of immediately available funds in CHF to the bank account(s) designated in writing by the Party entitled to receive such payment within ten (10) Business Days after the earlier of (i) the Proposed Adjustment becoming final and binding on the Parties pursuant to Section 2.3.2(c) and (ii) the delivery by the Appraiser of his or her determination of the Final Adjustment to the Parties pursuant to Section 2.3.2(e).

2.5Earnout

2.5.1Determination of Earnout Payments

(a)In addition to the Closing Purchase Price, the Sellers shall, subject to the terms and conditions set forth in this Section 2.5, be entitled to additional consideration of up to CHF 129,600,000 (Swiss Francs one hundred and twenty nine million six hundred thousand) payable by the Buyer in two installments (the Earnout Payments), subject to the achievement or completion by the Company of the milestone events set out in Annex 2.5.1(a) (the Milestone Events).

(b)[***]

2.5.2Sellers' Information Rights

(a)No later than forty-five (45) Business Days following the end of each quarter, the first time on March 31, 2023, the Buyer shall, or shall cause the Company to, deliver to the Sellers' Representative, subject to reasonable confidentiality undertakings by the Sellers' Representative, quarterly status reports (the Quarterly Reports) describing in writing, in reasonable detail in the form as attached hereto as Annex 2.5.2(a): (i) the development status, the activities undertaken, in process, completed and planned, each with respect to achieving each of the two Milestone Events on a timely basis; and (ii) any problems or events that are likely to adversely impact the ability of the Company (or the relevant Affiliate of the Buyer) to achieve the Milestone Events or the timeline for such achievement. Following the Quarterly Report covering February 15, 2028, the Sellers shall not be entitled to any such reports anymore. The Sellers' Representative may disclose such information to the Sellers, subject to reasonable confidentiality undertakings. Notwithstanding the foregoing, the Sellers' Representative may at any time inform any Seller of the general progress made by the Company (or the relevant Affiliate of the Buyer) in view of achieving the Milestone Events. The Sellers' Representative may request the Buyer to provide adequate supporting documentation in relation to the Quarterly Reports.

(b)Within twenty (20) calendar days after delivery of a Quarterly Report, if the Sellers' Representative requests a meeting (of up to five (5) hours in duration) with representatives of the Buyer and/or the Company to discuss the Quarterly Report, the Buyer shall make available for such a meeting (in person or by videoconference) at least one officer with operating responsibility for the activities of the Buyer related to the achievement of the Milestone Events with appropriate expertise. During such meetings, the Buyer and/or the Company shall also provide a general review of the development programs, testing and/or otherwise demonstrate product performance, and the activities performed and required to obtain FDA Clearance of the Sigi Patch Pump, as associated with the Milestone Events. The Buyer shall provide or cause the Company to provide written summaries of all such meetings to the Sellers' Representative.

(c)In addition to the Quarterly Reports, the Buyer shall inform the Sellers' Representative within thirty (30) calendar days upon becoming aware of: (i) any actions and decisions by any regulatory authority that will adversely impact the timing of achievement of the Milestone Events and/or the ability of the Company (or the relevant Affiliate of the Buyer) to achieve a Milestone Event; and (ii) any other material events associated with the Milestone Events that will adversely impact the timing of achievement of the Milestone Events and/or the ability of the Company (or the relevant Affiliate of the Buyer) to achieve a Milestone Event, and provide, or cause the Company to provide, the Sellers' Representative with summaries of any newly proposed development plans and study and testing designs, as well as summaries of the final version of such proposed development plans and study and testing designs. Section 2.5.2(b) shall apply mutatis mutandis.

(d)In addition, the Buyer shall, or cause the Company to, keep reasonable documentation substantiating all efforts to achieve the Milestone Events until the tenth (10th) anniversary of the Closing Date.

(e)Upon reasonable notice following receipt of the Quarterly Reports or other information provided to the Sellers' Representative pursuant to Section 2.5.2(c) and upon signing a confidentiality agreement with terms reasonably satisfactory to the Buyer, the Sellers shall have the right, at their own cost, to appoint one (1) expert (the Sellers' Expert) to: (i) review all such information provided to the Sellers' Representative; (ii) examine the current development status, the activities undertaken, in process, completed and planned with a view to achieving the Milestone Events, and any problems or events that have occurred or may occur which are likely to adversely impact the ability of the Company (or the relevant Affiliate of the Buyer) to achieve the Milestone Events; (iii) request and review all such other information reasonably required in order to perform the aforementioned examination; and (iv) perform such other activities as the Sellers' Expert deems reasonably necessary or desirable to assess the progress made toward achievement of the Milestone Events; provided that: (A) the selection of Sellers' Expert shall be subject to the prior approval of the Buyer and the Company (which shall not be unreasonably withheld); and (B) the Sellers' Expert shall report its findings to the Sellers' Representative.

2.5.3Payment of Earnout Payments

(a)The Buyer shall notify the Sellers within fifteen (15) Business Days after achievement of each of the two Milestone Events (each such notice, a Milestone Notice). Within forty-five (45) calendar days following a Milestone Notice, the Buyer shall pay

(i)the relevant Earnout Payment minus the Earnout Employer Payroll Taxes Amount and the Earnout Employee Payroll Taxes Amount in accordance with Section 2.5.3(b) and minus the Sellers' Earnout Advisor Fees Amount by wire transfer of immediately available funds in CHF to the accounts designated by the Sellers' Representative;

(ii)the Earnout Employer Payroll Taxes Amount and the Earnout Employee Payroll Taxes Amount in accordance with Section 2.5.3(b); and

(iii)the Sellers' Earnout Advisor Fees Amount by wire transfer of immediately available funds to the account designated by SVB Securities LLC.

(b)The Buyer shall deduct (i) from each Earnout Payment an amount equal to the Earnout Employer Payroll Taxes Amount and (ii) from the respective portion of the relevant Earnout Payment that is payable to a Seller who is subject to Earnout Payroll Taxes the relevant Earnout Employee Payroll Taxes Amount, and pay these amounts to the Company. The Buyer shall procure that the Company uses such amounts only for payment of Earnout Payroll Taxes, pays them promptly to the relevant Tax Authorities in full and final discharge of the relevant Tax liabilities, and prepares the necessary salary statements and other filings with Tax Authorities.

(c)Once a Milestone Event has been achieved, an Earnout Payment may not be withheld or reclaimed based on subsequent events or concerns arising after the relevant Milestone Event has first been achieved, except for any claim of the Buyer against the relevant Seller pursuant to this Agreement.

2.5.4Procedural Matters

If the Parties do not agree as to whether a Milestone Event has been achieved or the Buyer used Commercially Reasonable Efforts in accordance with Section 2.5.1(b), each Party may initiate the following dispute resolution procedure:

(a)Upon written notice of a dispute regarding the achievement of a Milestone Event by either the Sellers' Representative or the Buyer, the Buyer's Chief Strategy Officer and the Sellers' Representative shall each use good faith and reasonable best efforts to reach an agreement on the matter within fifteen (15) Business Days of notice of dispute having been given.

(b)If the Buyer's Chief Strategy Officer and the Sellers' Representative cannot reach an agreement that is acceptable to the Sellers' Representative and the Buyer during the period set forth in Section 2.5.4(a) above, each Party may request by written notice to the other Party the escalation to the Buyer's CEO and the Sellers' Representative and to any Sellers specified in such notice, who shall each use good faith and reasonable best efforts to reach an agreement on the matter that is acceptable to all Parties within fifteen (15) Business Days following such written notice.

(c)If the Parties cannot reach an agreement that is acceptable to the Parties during the period set forth in Section 2.5.4(b) above, either Party may request by written notice to the other Party or Parties, respectively, that the matter be referred to an expert (the Expert) who shall be a person (employed or self-employed) who is independent from all Parties, has no conflict of interests with any of the Parties, has not acted as their or their Affiliates' advisor, board member or employee in the past, and who has at least ten (10) years' leadership experience in product development of, clinical use or assessment of and/or regulatory affairs responsibility for insulin delivery devices, and is generally well respected in the field.

(d)Within five (5) Business Days from the notice by the Party requesting the Expert procedure, the Sellers' Representative and the Buyer shall each submit a proposal for such Expert to the other (without, however, first contacting such proposed persons in this matter) who to the best knowledge of the proposing Party meet the requirements set out in Section 2.5.4(c) above. If the Sellers' Representative and the Buyer cannot agree on an Expert within ten (10) Business Days from the notice by the Party requesting the Expert procedure, each Party may request the ICC International Centre for ADR of the International Chamber of Commerce (ICC) to appoint an Expert who meets the criteria in Section 2.5.4(c) above (such appointment being made in accordance with the Rules for the Appointment of Experts and Neutrals of the International Chamber of Commerce set forth in the ICC Expert Rules in force as from February 1, 2015, as amended).

(e)The Expert shall promptly review this Agreement and all relevant facts delivered by the Parties. The Expert shall make an independent evaluation of whether or not the Milestone Event has been achieved. Following its review, the Expert shall deliver a statement in English setting forth its determination of whether or not the Milestone Event has been achieved. The Expert shall act as an expert (Schiedsgutachter) as that term is defined in article 189 of the Swiss Code of Civil Procedure (Schweizerische Zivilprozessordnung), and not as arbitrator, and its determination of any matter falling within its jurisdiction shall, save for manifest error, be final and binding on the Sellers and the Buyer. In the event of a manifest error in the Expert's determination, the determination shall be returned to the Expert for correction, and any corrected determination shall be final and binding on the Sellers and the Buyer.

(f)The task of the Expert is limited to the factual determination as to whether the relevant Milestone Event has been achieved within the applicable timeframe or the Buyer used Commercially Reasonable Efforts in accordance with Section 2.5.1(b), as applicable, taking into account all facts and circumstances relating thereto. Any other question that may be in dispute in connection with the Milestone Event or otherwise shall be submitted to the dispute resolution procedure set out in Section 12.2.

(g)The Parties shall procure that the Expert will be furnished with all documents and information relating to the establishment of the achievement of the Milestone Event and with any information that the Expert may reasonably request, and the Parties agree to co-operate and assist the Expert as reasonably requested by the Expert. Such co-operation and assistance shall include (i) making available and permit copies to be taken of such books, records and work papers as may be relevant in connection with the Milestone Event and (ii) making available during office hours such personnel of the Parties and the Company, in each case, as may be reasonably required to conduct the determination by the Expert.

(h)The Expert shall make his or her determination as soon as reasonably practicable, but no later than forty-five (45) Business Days from the date of his or her appointment.

(i)The procedure as determined by the Expert shall comply with the requirements of due process; in particular, the Expert shall:

(i)give the Parties a reasonable opportunity to make written and oral presentations to him or her;

(ii)require that each Party provide the other with a copy of any written presentations at the same time as they are made available to the Expert;

(iii)permit each Party to be present while oral submissions are being made by the other Party or while evidence is gathered by the Expert, including meetings and discussions with the employees of the Company; and

(iv)conduct the proceedings in English.

(j)Each Party and the Expert shall, and shall procure that its assistants and other advisors shall, keep all information and documents provided to them pursuant to this Section 2.5 confidential and shall not use the same for any purpose other than claiming and proving any rights or obligations under or in connection with this Agreement.

(k)Each Party shall be responsible for its own costs in this process. The costs and expenses (including VAT) of the Expert and any third party which the Expert consults pursuant to this Section 2.5 shall be borne by (i) the Buyer, if the Expert determines that the Milestone Event has been achieved or the Buyer did not use Commercially Reasonable Efforts in accordance with Section 2.5.1(b), as applicable, and (ii) the Sellers, if the Expert determines that the Milestone Event has not been achieved or the Buyer used Commercially Reasonable Efforts in accordance with Section 2.5.1(b), as applicable.

2.5.5Acceleration of Earnout Payments

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3.Actions Prior to Closing

3.1General

(a)On the terms and subject to the conditions of this Agreement and except as otherwise expressly provided herein, the Sellers shall use their Commercially Reasonable Efforts:

(i)to cause the conditions precedent set forth in Section 4.2.1 and Section 4.2.2 to be satisfied on or before the Closing; and

(ii)to do all reasonable acts and things necessary (and within their power) to cause the Closing to occur.

(b)On the terms and subject to the conditions of this Agreement and except as otherwise expressly provided herein, the Buyer shall use its Commercially Reasonable Efforts to cause:

(i)the conditions precedent set forth in Section 4.2.1 and Section 4.2.3 to be satisfied on or before the Closing; and

(ii)its Affiliates to do all reasonable acts and things necessary (and within their power) to cause the Closing to occur.

(c)Each Party shall, and shall cause its or his or her Affiliates, Representatives and auditors, as applicable, to, (i) cooperate with the other Party, and (ii) promptly inform the other Party of any actions taken in view of the Closing.

3.2Conduct Before Closing

3.2.1Restricted Actions

(a)Unless either specifically provided for in this Agreement or contemplated in the Company's budget or business plan, as previously provided to Buyer, subject to changes necessary or advisable in connection with developments in the industry and/or material economic changes, each Seller shall (in each case to the extent possible through the exercise of his, her or its voting rights and subject to all applicable legal and regulatory requirements) ensure that the Company operates its business as a going concern, in the ordinary course of business and consistent with prior practice from the date of this Agreement through to and including the Closing Date.

(b)Notwithstanding the foregoing, each Seller shall not, and shall ensure (in each case to the extent possible through the exercise of his, her or its voting rights and subject to all applicable legal and regulatory requirements) that the Company does not take, or does not agree to take, any of the following actions (the Restricted Actions) from the date of this Agreement through to and including the Closing Date:

(i)do anything or omit to do anything that could interfere with the consummation of the transactions contemplated under this Agreement;

(ii)alter, amend or change the Articles of Association, the Shareholders' Agreement or any other similar governance documents of the Company, except as contemplated under this Agreement in connection with the exercise of the Options;

(iii)increase or decrease the share capital of the Company, except as contemplated under this Agreement in connection with the exercise of the Options;

(iv)authorize or create (by reclassification or otherwise) any new class or series of shares of the Company;

(v)issue, authorize or create any shares or related securities of the Company to any third party engaged in the development and commercialization of diabetes devices, including any manufacturer of continuous insulin infusion pumps or continuous glucose monitors;

(vi)redeem or repurchase any shares of the Company;

(vii)declare or pay any dividend or otherwise make a distribution to holders of any shares of the Company, other than the pre-closing distribution pursuant to Section 3.2.3;

(viii)increase the number of shares subject to issuance under any share plan or arrangement for the benefit of any service providers to the Company;

(ix)create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(x)liquidate, dissolve or wind-up the business and affairs of the Company, effect any deemed liquidation event (which shall include a merger or the sale, lease, transfer, exclusive license, or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary or subsidiaries of the Company, of all or substantially all the assets of the Company and its subsidiaries taken as a whole), or consent, agree or commit to any of the foregoing without conditioning such consent, agreement or commitment upon obtaining the approval required by this section;

(xi)grant, modify, dispose of or terminate any rights or enter into any agreement (including any license, assignment, Lien) relating to Intellectual Property Rights or otherwise permit any of its rights relating to Intellectual Property Rights to lapse;

(xii)grant, modify, dispose of or terminate any rights or enter into any agreement (including any license, assignment, Lien) relating to the Sigi Patch Pump or otherwise permit any of its rights relating to the Sigi Patch Pump to lapse;

(xiii)enter into any joint venture or partnership or profit-sharing arrangement;

(xiv)create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest, other than capital equipment leases in the ordinary course of business;

(xv)create, assume or increase any Debt other than short term trading indebtedness incurred or arising in the ordinary course of business;

(xvi)authorize or effect the acquisition or purchase of another entity, business line or assets of another entity or business line;

(xvii)sell, transfer or create any Lien (other than charges arising by operation of Law) on any assets of the Company (including any Intellectual Property of the Company) to or to the benefit of a third party (including a Seller);

(xviii)grant, create or allow to be created any Lien over any of his, her or its Shares;

(xix)make, increase or extend any financial loan or credit to any third party;

(xx)enter into, increase or extend any liability under any guarantee or indemnity in favor of any third party guaranteeing obligations of the Company in excess of CHF 25,000 per item;

(xxi)change accounting policies or procedures (including for Tax purposes), except as required by applicable Law;

(xxii)initiate, discontinue or settle any litigation or arbitration proceedings (i) where the amount claimed together with any costs incurred or likely to be incurred exceeds CHF 25,000 per item, or (ii) that would reasonably be expected to impose material nonmonetary obligations on the Company;

(xxiii)enter into, amend or give notice of termination of any Material Contracts with a total annual income or expenditure of more than CHF 100,000, or amend, waive, terminate or consent to the termination of any of the Company's rights thereunder;

(xxiv)enter into any other Material Contract that cannot be terminated in accordance with its terms (without any compensation being payable) on less than three (3) months' notice or terminate or vary the terms of any such existing Material Contract or material commitment;

(xxv)make or initiate any material changes to employee packages or compensation, other than the Transaction Bonus and the introduction of a supplemental executive pension plan;

(xxvi)make any capital expenditures or commitment thereof in excess of CHF 100,000 in the aggregate or fail to make any capital expenditures set forth in the Company's capital expenditure budget as in existence on the date hereof and made available to Buyer;

(xxvii)do anything that results in a Material Adverse Effect;

(xxviii)engage in any transaction with any Sellers and any of their Related Persons (excluding reasonable employment compensation, equity incentives and benefits approved by the board of directors of the Company prior to the date of this Agreement in exchange for services); or

(xxix)agree or commit to do any of the foregoing.

3.2.2Buyer Convertible Loan

The Company and the Buyer agree to defer the Maturity Date as defined in the Convertible Loan Agreement to a date to be mutually agreed upon by the Company and the Buyer but that will not fall earlier than one (1) Business Day after the Closing Date.

3.2.3Pre-Closing Distribution

The Sellers who are shareholders of the Company shall take all necessary steps to resolve a distribution to all shareholders of the Company immediately following the Exercise Date out of the Company's capital contribution reserves in an amount not to exceed the sum of (i) the Company's cash available as of the Cut-off Date (ii) minus CHF 50,000. The distribution shall be resolved based on the Company's audited year-end financial statements as of December 31, 2022 including the Company's auditor's confirmation explicitly confirming that the proposed distribution complies with the law and the Company’s articles of association (the Articles of Association). The Company shall provide the Buyer with the drafts of the corporate documents including the Company's draft financial statements as of December 31, 2022 required in order to effect such distribution for prior review no later than three (3) Business Days, followed by the final drafts of these documents including the Company's audited financial statements as of December 31, 2022 (including the final auditors' confirmation about the dividend distribution) no later than one (1) Business Day, prior to the resolution of the distribution by the shareholders of the Company. Without limitation of the foregoing, each Seller agrees to grant, and hereby grants, to [***], each individually, with the right of substitution, all powers to represent such Seller at the ordinary general meeting of shareholders of the Company, even if a plenary meeting in the sense of article 701 CO be held, and to validly exercise such Seller's voting rights in favor of the proposals of the Company's board of directors regarding the following agenda items: (i) approval of Company's audited year-end financial statements as of December 31, 2022; (ii) appropriation of financial results for the year ended December 31, 2022; (iii) approval of the above distribution; (iv) granting discharge from liability to the members of the Company's board of directors and executive management in relation to financial year 2022; (v) re-election of all members of the Company's board of directors; and (vi) re-election of the Company's statutory auditors.

3.2.4Access to the Company

Subject to any constraints under applicable Law, each Party shall use Commercially Reasonable Efforts to ensure that the Buyer is given reasonable access during ordinary business hours to the management, legal and financial advisors and auditors and records of the Company, at the Buyer's cost, to the extent this is necessary for the Buyer or its advisors to perform the obligations under this Agreement, provided, however, that such access shall not unreasonably interfere with the business and operations of the Company.

3.3Exercise of Options

(a)Each Option Holder hereby (i) agrees to exercise his or her Options with effect as of such date that is after January 1, 2023 but prior to the Closing Date as determined by the Company (the Exercise Date), and (ii) undertakes to execute any documents, take all actions and make all payments required under the respective terms of the Options, and in connection with their exercise and settlement. Any Option Holder not having complied with his or her obligation under this Section 3.3 hereby agrees that such Options shall automatically be cancelled, terminated and forfeited without the payment of any consideration therefor with effect as of the Closing.

(b)The Company and each Option Holder agree that should Closing not occur, the exercise of the Options and the issuance of the Shares shall be reverted in a manner to be agreed between the Company and each Option Holder in good faith.

(c)Prior to the Closing, the Company shall update its Articles of Association in order to reflect the share capital of the Company and the new Shares issued out of the conditional capital (bedingtes Kapital) of the Company upon exercise of the Options and file for application with the commercial register to enter the amended Articles of Association in the commercial register. The Company shall provide the Buyer with the drafts of the corporate documents including the revised Articles of Association required for this purpose for prior review no later than five (5) Business Days prior to the meeting of the board of directors of the Company to be held in a session with a notary public in Switzerland ascertaining the issuance of Shares out of the conditional capital (bedingtes Kapital) and the amendment of the Articles of Association.

3.4Closing Memorandum

No later than ten (10) Business Days prior to the anticipated Closing Date, the Sellers' legal counsel, in cooperation with the Buyer's legal counsel, shall prepare a closing memorandum describing the actions required to be taken at the Closing pursuant to Section 4.3 (the Closing Memorandum), substantially in the form attached hereto as Annex 3.4.
.
4.Closing

4.1Date and Place

(a)The Closing shall take place on January 19, 2023 or such other date as the Sellers' Representative and the Buyer may agree.

(b)The Closing shall take place at the offices of Homburger AG, Prime Tower, Hardstrasse 201, CH-8005 Zurich, Switzerland, or at such other location as the Sellers' Representative and the Buyer may agree.

(c)Neither the Sellers nor the Buyer shall be obliged to complete the sale or purchase of any of the Shares unless all of the Shares are sold and purchased simultaneously.

4.2Conditions Precedent to the Closing

4.2.1Conditions to the Obligations of Each Party

The obligations of the Buyer and each Seller to consummate the transactions contemplated under this Agreement shall be subject to the satisfaction or (where permitted) waiver by the Buyer and each Seller on or prior to the Closing Date of the following condition:

(a)No action shall be pending or threatened and no order, Law, injunction or decree of any court, administrative body or arbitration tribunal shall exist that has the effect of making illegal or otherwise preventing or prohibiting, or that seeks to enjoin, restrain, or impede the consummation of the Transaction.

4.2.2Conditions to the Obligations of the Buyer

The obligation of the Buyer to consummate the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver by the Buyer on or prior to the Closing Date of the following conditions:

(a)No Material Adverse Effect shall have occurred.

(b)The Fundamental Representations (as defined below) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except, in each case, to the extent such Fundamental Representations are made on and as of a specified date and shall continue on the Closing Date to be so true and correct as of the specified date).

(c)All Business Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except, in each case, to the extent such Business Representations are made on and as of a specified date and shall continue on the Closing Date to be so true and correct in all material respects as of the specified date).

(d)Each Key Person shall have executed a revised employment agreement with the Company substantially in accordance with the terms set forth in Annex 4.2.2(d) (the Employment Agreements).

(e)Not more than 20% of all employees of the Company (excluding the Key Persons) shall have given notice of resignation between the date of this Agreement and the Closing Date, unless such employees have been replaced with or substituted by employees with comparable qualifications at comparable terms.

(f)The Sellers shall in all material respects have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by the Sellers by the Closing.

4.2.3Conditions to the Obligations of the Sellers

The obligation of the Sellers to consummate the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver by the Sellers of the following conditions:

(a)The Buyer Representations set forth in Section 7.3 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

(b)The Buyer shall in all material respects have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by the Closing.

4.2.4Waiver of Conditions Not Satisfied

Prior to the Closing, each Party shall inform the other Party(ies) immediately upon becoming aware of any fact or matter that constitutes or could reasonably be expected to constitute a breach or non-satisfaction of the conditions set forth in Section 4.2.1, Section 4.2.2 or Section 4.2.3. At any time prior to the Closing, (a) the Sellers' Representative and the Buyer may jointly waive in writing in whole or in part the conditions set forth in Section 4.2.1, (b) the Buyer may waive in writing in whole or in part the conditions set forth in Section 4.2.2, and (c) the Sellers' Representative may waive in writing in whole or in part the conditions set forth in Section 4.2.3.

4.2.5Right of Termination

(a)This Agreement may be terminated as follows:

(i)By the mutual written agreement of the Sellers and the Buyer.

(ii)By each Party by giving written notice to the other Party, if any of the conditions set forth in Section 4.2 is not satisfied (or waived) on or before February 28, 2023 (the Long Stop

Date); provided that any such non-satisfaction was not caused, or principally caused, by a material breach by the terminating Party of any of its or his or her obligations under the Agreement, and further provided that the Long Stop Date shall be extended (1) until March 31, 2023 if the European Commission informs the Buyer and/or any of the Sellers in the course of February 2023 that it invited the member states of the European Union (each a Member State) to make a referral request according to article 22 of the EU Merger Regulation or (2) until May 15, 2023 if the European Commission informs the Buyer and/or any of the Sellers in the course of February 2023, or, in case of an invitation to make a referral request referred to in paragraph (1) above, in the course of March 2023 about Member State(s) having made such referral request. Should the European Commission adopt a decision to examine the concentration or be deemed to have adopted a decision to examine the concentration (by expiry of the applicable statutory time limit to adopt such decision) until May 15, 2023, the Buyer and the Sellers may mutually agree on a further extension of the Long Stop Date.

(b)If this Agreement is terminated pursuant to Section 4.2.5(a)(ii), such termination shall be without Liability of any Party to the other Party(ies); provided, however, that if such termination is the result of a failure of a Party to fulfill any other obligation under this Agreement, such Party shall, notwithstanding any other provision of this Agreement, be liable for all losses incurred or sustained by the other Party as a result of such misconduct or failure; it being agreed and understood that, in addition to such Liability, (i) either Party shall be entitled to seek relief in the form of specific performance, injunctions or other interim measures and (ii) the other Party shall not oppose the granting of such relief on the basis that the Party seeking such relief may be made whole by the payment of a monetary amount. Nothing in this Section 4.2.5(b) shall be deemed to release any Party from any Liability for any breach by such Party of the terms and provisions of this Agreement.

(c)If this Agreement is terminated pursuant to this Section 4.2.5, upon the request of a Party, the other Party(ies) shall, and shall cause its Affiliates and its and their respective directors, officers, employees and advisors to, return or cause to be returned or destroyed (with certification thereof, if so requested by a Party) reasonably promptly all documents and information received from the requesting Party relating to the transactions contemplated hereby, whether so obtained before or after the date hereof, provided that (i) each advisor to such other Party may retain one copy for its files of each such document and information that it is required to retain in its capacity as professional advisor and (ii) each Party may keep copies of any computer records or files containing such information which have been created as a result of archiving or back-up procedures for legal, regulatory or internal compliance or governance purposes; provided, however, that any such advisor agrees to keep such document or information confidential.

(d)If this Agreement is terminated pursuant to this Section 4.2.5, this Agreement shall cease to be effective, except for the Surviving Provisions.

4.3Closing Actions

4.3.1Actions by the Sellers

At the Closing, the Sellers shall deliver to the Buyer the following documents:

(a)an original or a certified copy of any power of attorney under which any of the actions referred to in this Section 4.3.1 are executed, including (if applicable) evidence reasonably satisfactory to the Buyer of the authority of any Person signing on behalf of the respective Seller;

(b)assignment declarations as may be required under applicable Law to transfer the Shares and all rights associated therewith from the Sellers to the Buyer;

(c)originals of all corporate actions required under applicable Law and the Articles of Association to approve (i) the transfer of the Shares from the Sellers to the Buyer and (ii) the entry of the Buyer in the share register of the Company as owner of, and a shareholder with voting rights with respect to, the Shares;

(d)the Company's share register evidencing the Buyer as owner of, and a shareholder with voting rights with respect to, all (100%) of the Shares;

(e)a confirmation (as part of the Closing Memorandum) that the conditions set forth in Section 4.2.1 and Section 4.2.2 have been satisfied; and

(f)resignation letters in form and substance reasonably acceptable to the Buyer from each member of the board of directors of the Company, pursuant to which such member (i) declares his or her resignation as of the Closing Date as a member of the board of directors of the Company and (ii) waives any rights of any kind whatsoever he or she has against the Company arising out of, in connection with, or relating to his or her board membership.

4.3.2Actions by the Buyer

At the Closing, the Buyer shall, or shall cause its Affiliates to, perform the following actions:

(a)deliver to the Sellers an original or a certified copy of any power of attorney under which any of the actions referred to in this Section 4.3.2 are executed, including evidence reasonably satisfactory to the Sellers of the authority of any Person signing on behalf of the Buyer;

(b)deliver the Preliminary Closing Consideration minus the Estimated Closing Employee Payroll Taxes Amount to the Sellers by wire transfer of immediately available funds to be credited on the same day, free and clear of any costs and charges, in accordance with the wire instructions set forth in the Closing Payment Statement;

(c)deliver the Estimated Closing Employee Payroll Taxes Amount to the Company by wire transfer of immediately available funds to be credited on the same day to the account of the Company designated by the Sellers, free and clear of any costs and charges, in accordance with the wire instructions set forth in the Closing Payment Statement, provided that the Buyer shall procure that the Company uses the Estimated Closing Employee Payroll Taxes Amount only for payment of Closing Payroll Taxes, and that the Buyer shall procure that the Company pays them promptly to the relevant Tax Authorities in full and final discharge of the relevant Tax liabilities;

(d)deliver the Sellers' Advisor Closing Fees Amount to SVB Securities LLC and the Sellers' Legal Fees Amount to Homburger AG by wire transfer of immediately available funds to be credited on the same day to the accounts designated by the Sellers, free and clear of any costs and charges, in accordance with the wire instructions set forth in the Closing Payment Statement;

(e)deliver to the Sellers a confirmation (as part of the Closing Memorandum) that the conditions set forth in Section 4.2.1 and Section 4.2.3 have been satisfied; and

(f)deliver to the Company a notification regarding beneficial ownership to the Shares as required by article 697j CO.

4.3.3Concurrent Closing Actions

The closing actions of the Parties shall be effected concurrently with, and in exchange for (Zug um Zug), each other pursuant to article 82 CO. All documents and items delivered at the Closing pursuant to this

Section 4.3 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. All documents to be delivered by the Parties at the Closing in accordance with this Section 4.3 shall be deemed to have been executed and delivered and shall cease to be held to the order of the Person delivering them and Closing shall be deemed to have occurred only if and when all such documents have been delivered in accordance with this Agreement (or their delivery waived by the Person entitled to receive the relevant document or item) and the electronic funds transfers in accordance with Sections 4.3.2(b), 4.3.2(c) and 4.3.2(d) have been received.

5.Other Covenants

5.1Financing Undertakings

(a)The Buyer's obligations under this Agreement are not subject to any conditions regarding its or any other person's ability to obtain financing for the consummation of the Transaction.

(b)The Buyer undertakes that it has, and at the Closing will have, the necessary cash resources and/or definitive fundable loan agreements from its financing sources which together are sufficient to meet its obligations under this Agreement.

5.2Press Releases and Other Public Announcements

From the date of this Agreement, all public announcements or press releases concerning any of the transactions contemplated by this Agreement shall only be issued after the Parties shall have consulted and agreed on the contents and timing of the relevant public announcement or press release. Notwithstanding the foregoing, nothing in this Agreement shall restrict or prohibit:

(a)any announcement or disclosure required by Law, any competent judicial or regulatory authority or any competent securities exchange or applicable securities Laws or stock exchange regulations (in which case the Parties shall endeavor in good faith to agree on the content of any such announcement or disclosure prior to its issuance); or

(b)the Buyer and the Sellers from making any disclosure to any of their respective Representatives, Affiliates or their Affiliates' Representatives who are required to receive such information to carry out their duties (conditional upon any such Person agreeing to keep such information confidential for so long as the Buyer and the Sellers are obligated to do so in accordance with this Section 5.2, any other provision of this Agreement or applicable Law).

5.3No Claims Against Directors, Officers and Shareholders

(a)Neither the Buyer nor the Sellers shall make any claim against (i) any director, officer, consultant, employee or manager of the Company in connection with his or her acts or omissions as director, officer, consultant, employee or manager of the Company (the Released Persons) in the period prior to the Closing Date, and (ii) without prejudice to the Buyer's right to bring a claim against Sellers under and in accordance with the terms of this Agreement, the Sellers in connection with the Sellers' position as direct or indirect shareholders, directors, officers, consultants, employees or managers of the Company during the time until the Closing. Notwithstanding the foregoing, Sellers who are employed and entitled to a Transaction Bonus shall have the right to bring a claim against the Company in this regard.

(b)The Buyer shall (and shall procure that the Company shall), from and after the Closing Date and to the fullest extent permitted in accordance with applicable Laws, waive, release and discharge each Released Person and each Seller from any and all claims, demands, proceedings, causes of action, orders, obligations and liabilities arising out of any Pre-Closing Event (as defined below) which the Company has or may at any time have had against any Released Person or any Seller.

(c)For six (6) years from the Closing Date, the Buyer shall ensure that the Company (for so long as it remains part of the Buyer’s group) maintains in force such "run-off" directors' and officers' liability insurance policies as will enable each Released Person who benefited from director's and officers' liability insurance policies as at the date of this Agreement to make claims arising out of any matter, cause or event occurring on or before the Closing Date (a Pre-Closing Event) under those policies on terms and conditions that are, on the whole, no less advantageous to the Released Person than the directors' and officers' liability insurance policies maintained by the Company on the date of this Agreement.

(d)The Buyer will procure that discharge is granted to each member of the board of directors and the executive management of the Company in office immediately prior to the Closing for any such matter, cause or event (i) promptly after Closing, but no later than ten (10) Business Days after the Closing Date, and (ii) again at the first ordinary shareholders' meeting of the Company following the Closing.

5.4Covenant Not to Compete and Not to Solicit

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5.5Document Retention and Access

The Buyer agrees to keep and cause the Company to keep all books and records of the Company that exist as of the Closing Date for the longer of (i) ten (10) years and (ii) the period required by applicable Law. During such period and without limitation to the generality of the foregoing, the Buyer shall procure during ten (10) years following the Closing that the Company grants the Sellers and their advisors access, during normal business hours, to such books and records as is necessary or appropriate in connection with any proceedings, Tax matter, preparation of financial statements, audit thereof, inquiry or dispute arising out of or in connection with this Agreement, any other matter requiring such access to safeguard the rights of any Seller and to perform the obligations under this Agreement or as otherwise reasonably requested by any Seller. The Buyer shall procure that any acquirer of the Company or of a material part of the Company's assets assumes the obligations set forth in this Section 5.5 such that the Sellers have a direct claim (echter Vertrag zugunsten Dritter) against any such acquirer.

5.6Confidentiality

(a)The Amended and Restated Non-Disclosure and Clean Team Agreement executed by the Buyer and the Company on August 23, 2022 (the Confidentiality Agreement) shall remain in full force and effect until the Closing. Effective upon the Closing, the Confidentiality Agreement shall terminate.

(b)Each of the Sellers and the Buyer shall (and shall ensure that each of his, her or its Representatives shall) keep confidential the contents of this Agreement and other confidential information concerning the Company and shall not inform any third party of its content; it being understood and agreed that the foregoing confidentiality undertaking shall not restrict

(i)the Sellers or the Buyer from disclosing this Agreement or details of the transactions contemplated hereby for purposes of satisfying any of the conditions set forth in Section 4.2;

(ii)each Seller or the Buyer from pursuing his, her or its rights and exercising his, her or its remedies under this Agreement;

(iii)each Seller or the Buyer from a disclosure of information which is required by applicable Law (including applicable securities Laws or stock exchange regulations) or any competent judicial or regulatory authority (in which case the Parties shall endeavor in good faith to agree on the content of any such disclosure prior to it being made) or by any competent securities exchange;

(iv)each Seller or the Buyer from disclosure to a Tax Authority or Tax or other professional advisor in circumstances where such disclosure is reasonably necessary for the management of the Tax affairs of any Seller, any Affiliate of a Seller, the Buyer or any Affiliate of the Buyer;

(v)the Parties from disclosing information that is known to the public without any fault of, or breach of any confidentiality undertaking by, the disclosing Party or any of its Affiliates, or

(vi)the Sellers or the Buyer from a disclosure to their Representatives pursuant to Section 5.2(b).

6.Taxes, Costs, Expenses and Interest

6.1Taxes

Except as expressly provided otherwise in this Agreement, each Party shall bear all Taxes incurred by or levied on it in connection with the transactions contemplated under this Agreement. Any duties imposed by applicable Law on the transfer of the Shares (e.g. transfer taxes (Umsatzabgabe)) shall be borne by the relevant Seller.

6.2Costs and Expenses

Except as expressly provided otherwise in this Agreement, each Party shall bear his, her or its own costs and expenses (including advisory fees) incurred in the negotiation, preparation and completion of this Agreement.

6.3Interest

(a)The interest rate to be applied to the interest calculation set forth in Section 2.4.4(b) shall be the three (3)-month Compounded SARON (as per the SIX Swiss Exchange Ltd page as at the date the relevant payment is due, at 6:00 p.m. Swiss time), plus one hundred (100) basis points per annum (calculated on the basis of the Day-Count Convention). If the applicable Compounded SARON is less than zero, the applicable Compounded SARON shall be deemed zero.

(b)If a Party defaults in the payment when due of any sum payable under this Agreement, such liability of such Party shall be increased to include interest on that sum from (and including) the date when the payment is due until (and excluding) the date of actual payment (whether before or after any judgment) at a rate of the three (3)-month Compounded SARON (as per SIX Swiss Exchange page as at the date the relevant payment is due, at 6:00 p.m. Swiss time), plus two hundred (200) basis points per annum (calculated on the basis of the Day-Count Convention). If the applicable Compounded SARON is less than zero, the applicable Compounded SARON shall be deemed zero.

6.4Exchange Rate

All amounts to be paid hereunder in currencies other than CHF, such as the Sellers' Advisor Closing Fees Amount to SVB Securities LLC, shall be converted to CHF using the exchange rates as quoted on the website of the Swiss National Bank (www.snb.ch/en/iabout/stat/statpub/zidea/id/current_interest_exchange_rates/3) (bid rates Zurich 11:00 a.m. Swiss time) one (1) Business Day before such payment is effectuated in order to determine any remainder payment due hereunder (or, for purposes of any estimated amounts, one (1) Business Day before the relevant estimate needs to be delivered). For example, the Sellers' Advisor Closing Fee Amount due in USD shall be expressed in CHF based on the aforementioned exchange rate, such CHF amount to be considered for purposes of the determination of the Net Debt, the Net Working Capital, the Pre-Closing Taxes, and the Company Transaction Expenses.

7.Representations

7.1Fundamental Representations of the Sellers

Subject to the limitations set forth in Section 8.2, Section 9 and Section 11.8, each Seller hereby severally (but not jointly or jointly and severally) represents to the Buyer within the meaning of article 197 CO, in respect of himself, herself or itself only, that the following statements (such statements together, the Fundamental Representations) are true and correct in all respects both as of the date of this Agreement and as of the Closing Date, except that those representations and warranties which are explicitly made as of a specific date shall be true and correct only as of such date.
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7.1.1Capacity and Authority / Validity of Agreement

(a)Each Seller has the full capacity and authority to enter into this Agreement and any transactions contemplated hereunder and to perform his, her or its respective obligations under this Agreement. The Sellers 1, 8, 9, 10, 11, 13 and 14 are duly organized and validly existing under the Laws of their respective place of incorporation. The execution and performance of this Agreement by such Sellers was duly authorized by all requisite corporate actions.

(b)This Agreement constitutes valid and binding obligations of each Seller, enforceable against each Seller in accordance with its terms, except to the extent that the enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally. There exist no limitations under applicable Law, the constituting or governing documents of the Sellers 1, 8, 9, 10, 11, 13 and 14 or any contracts by which a Seller is bound that would prevent such Seller from entering into or performing its obligations under this Agreement.

(c)None of the Sellers is insolvent or bankrupt under the Laws of his or her place of residence or, with respect to Sellers 1, 8, 9, 10, 11, 13 and 14, its jurisdiction of incorporation, is unable to pay its debts as they fall due or has not proposed and is liable to any arrangement (whether by court process or otherwise) under which his, her or its creditors (or any group of them) would receive less than the amounts due to them where any such insolvency, bankruptcy, inability to pay debts or arrangement would affect his, her, or its ability to enter into or perform its obligations under this Agreement and/or any documents which are to be entered into by him, her or it pursuant to or otherwise in connection with this Agreement.

(d)There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning a Seller and no events have occurred which would justify such proceedings where any such proceedings or events would affect his, her or its ability to enter into or perform its obligations under this Agreement and/or any documents which are to be entered into by him, her or it pursuant to or otherwise in connection with this Agreement.

(e)The execution and performance by each Seller of this Agreement and the consummation of the transactions contemplated hereunder does and will not breach, violate or conflict with any agreement or any applicable Law to which such Seller is a party or subject, or constitute a default or an event under any such agreement which would give rise to any right of any Person or to any obligation of such Seller which would be materially inconsistent with such Seller's obligations under this Agreement or the transactions contemplated hereunder and materially negatively prejudice this Agreement and the transactions contemplated hereunder.

(f)There are no Actions pending or threatened against any of the Sellers challenging the validity of this Agreement or any transaction contemplated in this Agreement, or which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement.

7.1.2Organization of the Company; No Conflicts

(a)The Company is duly incorporated and organized and validly existing under the Laws of Switzerland and has the full corporate capacity, power and authority to own or use its assets and properties and to carry on its business as currently conducted.

(b)The execution and performance by the Sellers of this Agreement and the consummation of the transactions contemplated under this Agreement does and will not (i) violate or conflict in any respect with any provision of the Articles of Association or organizational regulations or (ii) materially breach or violate any agreement to which the Company is a party or constitute a default or an event under any Material Contract that would give rise to any right of the counterparty to terminate such Material Contract.

(c)Except as specifically set forth in this Agreement, no notification, registration or filing is required to be made by the Company with, and no permit, license, certification, consent, authorization, approval or exemption is required to be obtained by the Company from, any Governmental Authority in connection with the execution of this Agreement or the consummation of the transactions contemplated hereunder, which if not obtained is likely to materially adversely affect the Company.

(d)No insolvency, bankruptcy, moratorium or similar proceedings have been opened or applied for by the Company and the Company is not required to file for any such proceedings under the Laws applicable to it. The Company is not illiquid (zahlungsunfähig), over-indebted (überschuldet) or subject to a loss of capital (Kapitalverlust).

7.1.3Shares

(a)The share capital of the Company is structured as set forth in Recital A. No decision has been taken to amend the share capital structure other than disclosed herein. All decisions regarding the conditional and/or authorized capital increases set out in the Articles of Association have been taken in accordance with applicable Laws.

(b)Each Seller is, or upon issuance of the Option Shares will be, the sole legal and beneficial owner of the Shares as set forth next to his, her or its name in Annex B, free and clear of any Liens. All the transfers of the Issued Shares which have occurred until the Closing Date have been approved by the board of directors of the Company.

(c)The Issued Shares have been validly issued and fully paid, and as of the Closing Date, the Option Shares to be issued upon exercise of the Options will have been validly issued and fully paid. Except for the Convertible Loan Agreement, as of the date of this Agreement, the Issued Shares and the Options constitute, and as of the Closing Date, the Shares will constitute, all of the shares and other securities in the Company.

(d)Other than the Options and the Convertible Loan Agreement, there are no outstanding options, warrants, calls, conversion rights or other agreements, commitments or rights of any kind relating to the sale, issuance, voting, transfer or other disposal or the acquisition of any of the Shares or any other securities of the Company. Following the Exercise Date, other than the Convertible Loan Agreement, there will be no outstanding options, warrants, calls, conversion rights or other agreements, commitments or rights of any kind relating to the sale, issuance, voting, transfer or other disposal or the acquisition of any of the Shares or any other securities of the Company.

(e)The Company owns no shares or securities and has no other equity interest in any other Person. The Company has not undertaken to acquire any shares or securities or other equity interest or to make any other or further investment, whether directly or indirectly, in any other Person. The Company has no foreign branch office or other permanent establishment in a foreign country.

(f)All previous share certificates issued in the past by the Company have been duly cancelled and, as of the Closing Date, no share certificates will have been issued representing any Share.

7.1.4Intellectual Property Rights

(a)The Company owns the Owned Intellectual Property Rights listed in Annex 7.1.4, free and clear from any Liens (the Fundamental Intellectual Property Rights). The Fundamental Intellectual Property Rights constitute all registered Intellectual Property Rights owned by the Company that (i) pertain to the Sigi Patch Pump and (ii) are necessary for the research, development, manufacture, use, or commercialization of the Sigi Patch Pump on a worldwide basis as specified in Annex 7.1.4 as currently conducted and as currently proposed to be conducted after the Closing Date.

(b)The Fundamental Intellectual Property Rights owned by the Company are registered solely in the name of the Company or in the Company's former corporate name "Advanced Microfluids SA". All registration fees for the Fundamental Intellectual Property Rights that are or will become due and payable until the Closing Date are fully paid or will be fully paid when becoming due and payable until the Closing Date.

(c)In relation to the Fundamental Intellectual Property Rights, and except for any licenses contained in the Data Room Documents, the Company has not previously outlicensed, assigned, transferred, or otherwise conveyed any right, title or interest thereto to any third party (including the Sellers).

(d)As of the date of this Agreement, the Company has not received any claim in writing alleging any infringement by the Sigi Patch Pump of any third party's Intellectual Property Rights.

(e)The Company has, to the Sellers' Best Knowledge, not misappropriated any Intellectual Property Rights of a third party in the design or the development of the Sigi Patch Pump.

(f)No third party claims disputing the Company's ownership or the validity of any Fundamental Intellectual Property Rights have been notified to the Company in writing.

(g)Except as stated in Annex 7.1.4, no Fundamental Intellectual Property Right is the subject of any outstanding order, judgment, injunction, decree, legal or governmental proceeding (other than pending applications for registration or renewals of registrations or the recording of any assignment(s) of any Fundamental Intellectual Property Rights) restricting or affecting in any material manner the ownership or use of the Fundamental Intellectual Property Rights.

7.2Business Representations of the Sellers

Subject to the limitations set forth in Section 8.2, Section 9 and Section 11.8, each Seller hereby severally (but not jointly or jointly and severally) represents to the Buyer within the meaning of article 197 CO, in respect of himself, herself or itself only, that the statements set forth in this Section 7.2 following this paragraph (such statements together, the Business Representations) are true and correct as of the date of this Agreement and as of the Closing Date, except that those representations and warranties which are explicitly made as of a specific date shall be materially true and correct only as of such date.

7.2.1Financial Statements

(a)The Financial Statements have been prepared in accordance with the Swiss Code of Obligations and the accounting principles as applied throughout the last three financial years. The Financial Statements are true, correct, free of any omission and complete in all material respects and are not misleading, and reflect the state of affairs, the financial condition and the results of the operations of the Company as at the respective accounts date and for the financial period then ending in accordance with the applicable accounting principles.

(b)To the extent that contingent Liabilities were not required to be included in the Liabilities reflected on the balance sheet included in the Financial Statements, such Liabilities have been reflected as below-the-line items on such balance sheet as required by the Swiss Code of Obligations or otherwise disclosed in the notes to the respective Financial Statements.

(c)The Company does not have any Liabilities, other than Liabilities (i) set forth in the balance sheet included in the Interim Financial Statements, and not discharged subsequent to such date, or (ii) incurred by the Company subsequent to the date of the balance sheet included in the Interim Financial Statements, in the ordinary course of business and not discharged since such date.

(d)To the Sellers' Best Knowledge, and except as included in the Interim Financial Statements, the Company does not have any Liability that relates to or has arisen out of a breach of contract, breach of warranty, tort or infringement by or against the Company.

(e)All of the Accounts Receivable included in the Financial Statements have arisen from bona fide transactions in the ordinary course of business consistent with past practice and, to the extent not previously collected, are fully collectible, net of the allowance for doubtful accounts, in the ordinary course of business in accordance with their terms and assuming that the methods of collection practices and procedures used in the collection of the Accounts Receivable are consistent with those historically used by the Company.

(f)The Company has no commitments to purchase inventory, other than in the ordinary course of business.

(g)The Company has not guaranteed or otherwise provided security for any third party obligation (including the Sellers).

7.2.2Taxes

(a)The Company has timely filed all Tax Returns required to be filed. All such Tax Returns (i) have been prepared in the manner required by applicable Law, (ii) are true, correct, complete and not misleading in all respects, and (iii) accurately reflect the facts they are required to reflect by applicable Laws.

(b)The Company is not a party to any Action by any Tax Authority and no written notice of any such Action has been received by the Company during the twelve (12) months before the date of this Agreement.

(c)All material accounts, books, financial records and supporting documents of the Company are up to date and have been accurately kept, in accordance with the Laws pertaining to Tax.

(d)All Taxes for which the Company is liable have been duly withheld, deducted and/or paid to the competent Tax Authority or, if not due, fully provided for in the Financial Statements. Except for the payment of source Taxes (Quellensteuer) and related default interests due and payable on the compensation paid to the independent member of the board of directors of the Company, the Company is not in default (Zahlungsverzug) with the payment of any Taxes.

(e)Other than ordinary course audits or investigations (including the VAT audit by the Swiss Federal Tax Administration scheduled for December 12 to December 13, 2022), the Company has not been the subject of any audit or investigation by any Governmental Authority.

(f)No claim has been made by any Governmental Authority before the date hereof in the past three (3) years in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxation by that jurisdiction. The Company has no permanent establishment outside Switzerland that could subject it to Liabilities for Taxes outside Switzerland.

(g)The Data Room Documents contain all Tax Rulings issued to the Company. The Company fully complies with the terms and conditions of the Tax Rulings and the Tax Rulings are in full force and effect and not subject to any threat of termination.

(h)All transactions and agreements between the Company and its shareholders or its shareholders' Affiliates have been concluded on arm's length terms.

7.2.3Assets

The Company has good and valid title to, or a valid right secured by contract (including lease, rental or other leasing agreement) or otherwise to use, all of the assets used by the Company in the conduct of its business and all of the assets included in the balance sheet contained in the Financial Statements, in each case free and clear of all Liens. The assets owned by or validly licensed, leased or rented to the Company include all of the assets that are used in its operations as currently conducted, are adequate to conduct the business as currently conducted, and will be adequate to enable the Buyer to continue to conduct its business as currently conducted. The assets of the Company are in good operating condition and repair, normal wear and tear excepted, are in their current condition safe to operate and suitable for the uses intended therefor, are free from any latent defects and have been maintained in accordance with normal industry practice. The Company has not delayed or postponed any maintenance expenses of buildings, plants, machinery, vehicles, structures or equipment, compared to the ordinary course of business consistent with past practice and normal industry practice.

7.2.4Intellectual Property Rights

(a)To the Sellers' Best Knowledge, all Intellectual Property Rights necessary in connection with the operations of the Company as currently conducted and as currently proposed to be conducted after the Closing are (i) owned by the Company (the Owned Intellectual Property Rights), or (ii)

otherwise lawfully used by the Company (the Licensed Intellectual Property Rights). As of the date of this Agreement, Annex 7.2.4 includes all registered Owned Intellectual Property Rights as well as a schedule of known due dates for office actions, payments and other actions required to be handled within one year from the Closing Date for the prosecution and maintenance of registered Owned Intellectual Property Rights and further identifies for each right the name of the law firm handling its prosecution and maintenance.

(b)The Data Room Documents contain a list of Patents, Trademarks and Domain Names registered to or applied to for by the Company. All necessary renewal applications have been filed and all payments have been made when due and payable to maintain such Trademarks and Domain Names.

(c)No claims, disputes, opposition or nullity proceedings (including for opposition, cancellation, revocation or rectification) are pending or threatened in writing challenging the ownership, use or validity of the Owned Intellectual Property Rights.

(d)To the Sellers' Best Knowledge, no third party is infringing on, or making unauthorized use of, the Owned Intellectual Property Rights.

(e)To the Sellers' Best Knowledge, the Company does not infringe on any Intellectual Property Rights of any third party. The Company has not been, since December 31, 2020, threatened in writing in connection with any infringement of any Intellectual Property Rights of any third party.

(f)To the Sellers' Best Knowledge, the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights include all Intellectual Property Rights necessary for the conduct of the Company's business as currently conducted and as currently proposed to be conducted after the Closing, and none of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights are the subject of any Action or covenant restricting the ownership or materially restricting the use of the respective Intellectual Property Rights as intended to be used in the Company's business as currently conducted and as currently proposed to be conducted after the Closing. To the Sellers' Best Knowledge, none of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights are owned or possessed by any of the Sellers or any director, officer or employee of the Company.

(g)The Company has entered into non-disclosure agreements to protect the Company's trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, as the case may be, that relate to the Company's business and which are disclosed to third parties in the ordinary course of the Company's business.

(h)The Company has fulfilled all of its obligations concerning employees', consultants' and other persons' inventions and designs, and the exclusive right to all Intellectual Property Rights (including but not limited to Copyrights and inventions) created by any such persons in fulfilling their contractual obligations towards the Company, has been validly assigned to the Company except for moral rights and other personality rights, which may not be assigned pursuant to mandatory applicable Law.

(i)The Company has taken reasonable steps to protect its trade secrets, confidential information, and processes to prevent any unauthorized third party to access and use such trade secrets, confidential information, and processes with regard to the Intellectual Property Rights owned or licensed by the Company.

7.2.5Information Technology Assets

(a)The computer systems, communication systems, software and hardware used by the Company (the Information Technology Assets) are in good working condition and sufficient to perform all computing, information technology and data processing operations necessary for the operation of the Company's business as currently conducted and, to the Sellers' Best Knowledge, as currently intended to be conducted after the Closing. To the Sellers' Best Knowledge, the Company has taken reasonable steps and implemented reasonable safeguards to protect its Information Technology Assets, including without limitation against any unauthorized use or access, to ensure business continuity.

(b)The Information Technology Assets are adequate and sufficient for the current requirements of the Company in terms of functionality and performance and for the size and scope of the business as currently being conducted by the Company. In the twelve (12) months prior to the date of this Agreement, the Company has not suffered any failure, virus or bug in or breakdown of any part of the Information Technology Assets which has caused any material disruption or interruption to its use by the Company.

(c)The Company has reasonable procedures in place to ensure the security of the Information Technology Assets and data stored on them, including, without limitation, an effective firewall, properly administered and run password protection, virus checking software and procedures for taking and storing back-up copies of the software and stored data and appropriate disaster recovery provisions.

(d)All records, data and information of the Company are recorded, stored, maintained or operated or otherwise held by the Company and the use of or access to such records and systems is not wholly or partly dependent on any facilities (except for telecommunication transmission facilities) which are not under the ownership or control (for the avoidance of doubt, control shall include use of or access to such records and systems by means of an agreement with cloud or other service providers) of the Company.

7.2.6Product Software

(a)All software forming part of the Sigi Patch Pump as of the date of this Agreement (the Product Software) is owned by or validly licensed to the Company, and the Company has the right to use it as currently used and as currently intended to be used.

(b)To the Sellers' Best Knowledge, all licenses granted to the Company of third party software forming part of Product Software are in full force and effect without default by any party thereto, the Company has paid any and all royalties due thereunder, and no such license may be terminated by the third party as a result of the transaction contemplated by this Agreement. Furthermore, to the Sellers' Best Knowledge, the Company is in compliance with the terms of use of any and all licenses which govern the use of Product Software.

(c)The Company is not obligated or under any liability to make any recurring payments by way of royalties, fees or otherwise to any owner or licensor of any Product Software other than commercially available, standard software (including, without limitation, any former and current employee and consultants) with respect to the use thereof.

(d)The Company is aware of, and in all material respects in compliance with, the terms of use of the licenses which govern the use of Public Software incorporated into the Product Software. To the Sellers' Best Knowledge, no Public Software has been incorporated with any Product Software owned by the Company in a manner that, under the applicable license, as of the date of this Agreement requires the Company to (i) disclose or distribute source code of any Product Software owned by the Company, (ii) to license any Product Software owned by the Company under a Public Software license, or (iii) to license any Product Software owned by the Company for the purpose of making derivative works.

7.2.7Licenses; Regulatory Matters

(a)The Company possesses all Licenses that are required in order for the Company to conduct the Company's business as currently conducted or currently intended to be conducted after the Closing Date. The Data Room Documents contain true, correct and complete copies of each of these Licenses. All of these Licenses are valid and in full force and effect.

(b)The Licenses do not unexpectedly or otherwise unduly restrict the business or operations of the Company.

(c)The Company has complied with, is in compliance with, and has at all times operated the Company's business and maintained its assets in compliance with, all terms and requirements of each of these Licenses and all Laws in all material respects.

(d)Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will cause any termination, revocation, non-renewal, suspension or modification of any License.

(e)The Company has not received any notification from any Governmental Authority or other Person alleging any violation of any License by the Company. To the Sellers' Best Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give any Person the right to cancel, terminate, revoke or modify any of these Licenses. There are no proceedings pending or, to the Sellers' Best Knowledge, threatened against the Company to cancel, terminate, revoke or modify any License.

7.2.8Real Property

(a)The Company does not own any real property. The Data Room Documents include, list or refer to all documents and information pertaining to all real property leased by the Company (the Real Property Leases).

(b)No party to any Real Property Lease has given written notice of termination or made a claim or given notice in writing with respect to any material breach or material default under such lease, and all such written leases are valid, binding and in full force and effect. None of the Real Property Leases can be terminated, modified or subject to any other adverse consequences which are triggered, upon or due to the transaction contemplated by this Agreement.

(c)All interior fittings conducted by the Company of the real property leased have been approved by the landlord.

(d)The cash deposit made by the Company with the Banque Cantonale Vaudoise (BCV) as a rent guarantee covers the entire guarantee amount due under the Real Property Leases and the Company is not obligated to make any further payment in this regard.

7.2.9Employment

(a)The Data Room Documents contain a complete and accurate list of all employees of the Company as of the date of this Agreement (the Employees).

(b)All employment agreements with Employees have been entered into on terms and conditions substantially in accordance with the standard agreements made available as part of the Data

Room Documents, except to the extent specific executed employment agreements have been made available as part of the Data Room Documents. No Employee has a notice period longer than six (6) months, nor is there any termination compensation payable for termination on due notice that would exceed the equivalent of six (6) months’ salary (except for compensation during the notice period or as required by Law).

(c)As of the date hereof, none of the Key Persons has given notice to terminate his or her employment agreement, nor has notice to terminate been given by the Company. The employment agreements with the Key Persons have been disclosed to the Buyer.

(d)To the Sellers' Best Knowledge, the Company is in compliance with all material contractual and legal obligations relating to employees. The Company is not, or has not been since December 31, 2020 subject to pending or threatened in writing any disputes with Governmental Authorities, works councils or other employee representatives.

(e)Except for the Transaction Bonus, no material salary increases has been resolved or announced, there are no employment or benefit agreements, plans or arrangements entitling any Employee to severance or other payments upon a change of Control of the Company and there are no outstanding loans between the Company and any of its Employees.

(f)No mass dismissals, in particular those which would give rise to any notification to a Governmental Authority, have been announced in the past or are being planned.

(g)Other than the staff lending by bNovate Technologies AG to the Company disclosed in the Data Room Document, bNovate Technologies AG has not lent any other staff to any third party during 2022.

7.2.10Material Contracts

(a)The Data Room Documents contain complete and correct copies of all contracts in effect as of the date hereof to which the Company or the Sellers are a party (the Material Contracts), and which:

(i)grant rights to any party thereto, if such right would have a material negative impact on the Company's business as currently conducted;

(ii)contain any provision that refers to a change of Control of the Company;

(iii)restrict the Company from engaging in or competing in any line of business as currently conducted or currently intended to be conducted by the Company;

(iv)constitute a partnership, joint-venture, cooperation, consortium, profit sharing or similar material contract;

(v)constitute a contract relating to Licensed Intellectual Property Rights;

(vi)contain any guarantee, indemnity or similar undertaking in respect of a third party obligation in excess of CHF 100,000 or the equivalent thereof in any other currency calculated on the date hereof;

(vii)are supply or research and development agreements that are material to the business of the Company;

(viii)relate to the acquisition or disposal by the Company during the previous three (3) years of a company, business or real property for a consideration of CHF 100,000 or more;

(ix)contain any off-balance sheet borrowing arrangement (including factoring arrangements);

(x)are contracts of employment with any director, officer, manager or employee of the Company, or any consultancy or agency contracts;

(xi)contracts with or that require the retention of or payment to, an investment bank, broker, financial advisor, accountant, attorney or other advisor;

(xii)have been entered into (i) by the Company, on one hand, and any of the Sellers, any Affiliate of any of the Sellers, any Person related to any of the Sellers or in which any of the Sellers or any Affiliate of any of the Sellers has any interest in (whether directly or indirectly), on the other hand, or (ii) otherwise than at arm’s length or in the ordinary course of business;

(xiii)have been entered into for a term of more than two years, are or are likely to be of an unprofitable or loss making nature or contain material obligations or restrictions of an exceptional or unusual nature;

(xiv)are contracts or agreements with the top ten (10) suppliers by amount of purchases by Company (excluding any non-material purchase orders), together with a list setting out the absolute amount purchased and as percentage of total purchases;

(xv)are lease agreements regarding premises;

(xvi)contemplate a notice period for termination of more than six (6) months;

(xvii)have, or is likely to have, a material adverse effect on the financial or trading position or prospects of Company; and

(xviii)are grants allocated by third parties to the Company.

(b)All Material Contracts are in full force and effect and are valid and enforceable by the Company in accordance with their terms. In the past three (3) years until the date of this Agreement, the Company has not received any written notice of any material default under any Material Contract. As of the date of this Agreement, the Company is not and, to the Sellers' Best Knowledge, no other party thereto is in material default or material breach under any such Material Contract (and, to the Sellers' Best Knowledge, no event has occurred, with or without notice, that would result in a material default or material breach thereunder), and the Company has not delivered, as of the date hereof, any claim or written notice of default or breach under any such Material Contract.

(c)To the Sellers' Best Knowledge, the Company and each counterparty have at all times properly performed and complied with all of their obligations arising out of any Material Contract, and none of the Company or any of the Sellers has received written notice according to which the Company is, or is alleged to be, in default under any Material Contract.

(d)None of the contracts, agreements, arrangements or understandings which are material for the Company or for the business of the Company, taken as a whole, can be terminated, modified or subject to any other adverse consequences which are triggered upon or due to the transaction contemplated by this Agreement, unless disclosed in the Data Room Documents.

7.2.11Insurance

(a)The Company maintains insurance as required by Law for companies engaged in the business conducted by the Company (such insurance hereinafter the Target Insurance Policies).

(b)No act, omission, misrepresentation or non-disclosure has occurred which makes any of the Target Insurance Policies voidable, nor have any circumstances arisen which would render any of these policies void or unenforceable for illegality or otherwise, nor has there been any breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the Target Insurance Policies.

(c)All premiums due on or before the Closing Date by the Company in respect of the Target Insurance Policies have been paid or provisioned for in the Financial Statements, and all such Target Insurance Policies are in full force and effect.

(d)As of the date of this Agreement, no written notice of cancellation, termination or revocation or other written notice of premium increase, material alteration of coverage, or that any such Target Insurance Policies are no longer in full force or effect or that the issuer of any such Target Insurance Policies is not willing or able to perform its obligations thereunder has been received by the Company with respect to any such Target Insurance Policies.

(e)There have not been any claims made under the Target Insurance Policies by the Company during the past three (3) years until the date of this Agreement and during the same period there has not been any denial of coverage by an insurer with respect to any claim made by the Company in relation to such Target Insurance Policies.

(f)All incidents that occurred and became known to the Company before the Closing Date and that could result in a claim under any Target Insurance Policy have been timely notified to the relevant insurers in due form.

7.2.12Litigation

As of the date of this Agreement, there are no written Actions pending or threatened in writing against the Company or involving the Company before any Governmental Authority. There are no outstanding settlement agreements or similar written agreements with any Governmental Authority or other Person and no outstanding orders, judgments, injunctions or awards issued by any Governmental Authority against the Company.

7.2.13Absence of Material Adverse Effect

From the balance sheet date of the Interim Financial Statements until the date hereof, no Material Adverse Effect has occurred.

7.2.14Fair Disclosure

All information included in the Data Room Documents is true, complete and not misleading and provides a fair and accurate picture of the business and financial situation of the Company. There is no material fact, which a reasonable buyer would use for the assessment of the transactions under this Agreement, which has not been disclosed in the Data Room Documents.

7.2.15Compliance

(a)To the Sellers' Best Knowledge, the Company:

(i)complies with the Laws applicable to it (it being understood and agreed that with respect to compliance with employment Laws and data protection Laws, Sections 7.2.9(d) and 7.2.15(d), respectively, shall exclusively apply); and

(ii)has obtained all material permits or authorizations required under applicable Law to operate its business as currently conducted and all such permits and authorizations are in full force and effect.

(b)No investigations, enquiries or proceedings are pending or have been threatened in writing which are reasonably likely to result in the suspension or revocation of any permits or authorizations necessary to operate the Company's business as currently conducted.

(c)To the Sellers' Best Knowledge, during the past three (3) years before the date hereof, the Company (including any of its directors, officers or employees) has not made, offered or authorized use of any corporate funds or provided anything of value (i) for unlawful payments, contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) to domestic or foreign government officials or employees of third parties or other Persons in violation of anti-corruption or anti-bribery Laws applicable to the Company, or (iii) for a bribe, rebate, payoff, influence payment, kickback or other similar payment in violation of any Law applicable to the Company.

(d)To the Sellers' Best Knowledge, the Company has been in material compliance with all data protection Laws applicable to it with respect to the collection, storage, use, and other processing of personal data as defined by such Laws.

7.2.16Environment

(a)There are no contaminated sites (Altlasten) at any property operated or otherwise used by the Company that could give rise to Liability of the Company.

(b)No activities of the Company, no property, no assets and no facilities used or owned by the Company are or have been the source of any pollution or damage to human health or the environment.

(c)No dangerous or toxic wastes or substances are or have been used, produced, generated, stored or treated on land currently owned, used or leased, or which has been owned, used or leased in the past, by the Company, and the Company has not shipped or caused the shipment of any dangerous or toxic wastes or substances nor disposed or caused the disposal of wastes on sites other than those specifically designed for their storage, treatment or destruction and other than in compliance with applicable Laws and regulations.

7.2.17Social Security, Pensions and Benefit Plans

The Company is and has been in compliance with all applicable social security and pension laws applicable to the Employees in all material respects.

7.2.18Books and Records; Bank Accounts

(a)The stock books, stock transfer records and other shareholder records for the Company (i) are complete and correct in all material respects, (ii) have been maintained in accordance with good business practices and the applicable Laws, and (iii) set out and disclose all main business and financial transactions of the Company. At the Closing Date, all stock books, stock transfer records and other shareholder records will be in the possession of the Company.

(b)Annex 7.2.18 contains a true, correct and complete list of the bank accounts held by Company as of the date of this Agreement, including the name of each bank or financial institution as well as the account details, and the names of all persons authorized to draw thereon or to have access to these accounts.

(c)The Data Room Documents contain copies of minutes and/or written resolutions, respectively, of the shareholders' meetings and the board of directors of the Company since January 1, 2020. All such minutes and/or written resolutions, respectively, of the shareholders' meetings and the board of directors of the Company have been duly executed and are in full force and effect and in compliance with the Laws. No claim has been made or threatened in writing by any Person in relation to such written resolutions of the board of directors of the Company.

7.2.19Broker’s Fees

Expect for the fee arrangement with SVB Securities LLC, the Company does not have any obligation to pay, secure or guarantee any broker's, finder's or transaction or similar fee or commission in connection with the execution or consummation of this Agreement.

7.3Representations of the Buyer

The Buyer hereby represents to the Sellers within the meaning of article 197 CO that the following statements (the Buyer Representations) are true and correct in all respects both as of the date of this Agreement and as of the Closing Date:

(a)The Buyer is a corporation duly incorporated and organized and validly existing under the Laws of its place of incorporation, is in good standing and has the full corporate capacity, power and authority to own or use its assets and properties and to conduct its business as the same is presently being conducted.

(b)The Buyer has the full power and authority to enter into this Agreement and any transactions contemplated hereunder and to perform its respective obligations. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors' rights generally. There exist no limitations under applicable Law, the constituting or governing documents of the Buyer or any contracts by which the Buyer is bound that would prevent the Buyer from entering into or performing its obligations under this Agreement.

(c)The Buyer is not insolvent or bankrupt under the Laws of its jurisdiction of incorporation, is not unable to pay its debts as they fall due or has not proposed and is not liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them where any such insolvency, bankruptcy, inability to pay debts or arrangement would affect its ability to enter into or perform its obligations under this Agreement and/or any documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement.

(d)There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Buyer and no events have occurred which would justify such proceedings where any such proceedings or events would affect its ability to enter into or perform its obligations under this Agreement and/or any documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement.

(e)There are no Actions pending or threatened against the Buyer or any of its Affiliates challenging the validity of this Agreement or any transaction contemplated in this Agreement, or which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement.

(f)The Buyer is, after its Due Diligence Review and in particular the review and analysis of the Disclosure Documents, not aware of any breach by any of the Sellers of any Fundamental Representations or any Business Representations.

(g)The Buyer has procured that on the Closing Date it will have the necessary funds at its disposal to finance the transactions contemplated by this Agreement.

7.4Exclusive Representations

(a)The Buyer acknowledges that, other than as expressly provided in this Agreement, the Sellers have not made and do not make, and the Buyer has not relied and does not rely on, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement. In particular, the Buyer acknowledges that:

(i)the Sellers are not making any representations as to budgets, business plans, forward-looking statements, statements of intent or opinion and other projections of a financial, technical or business nature relating to the business of the Company, and

(ii)nothing in any of the information documents made available to the Buyer prior to the date hereof shall be deemed to constitute a representation or warranty, except as expressly set forth in this Agreement.

(b)The Sellers acknowledge that, other than as expressly provided in this Agreement or any other Transaction Document, the Buyer has not made and do not make, and the Sellers have not relied and do not rely on, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement.

8.Remedies

8.1Partial Liquidation

(a)The Buyer shall (i) during a period of five (5) years following the Closing Date refrain from any actions, and procure that the Company refrains from any actions, that could lead to an indirect partial liquidation (indirekte Teilliquidation) as defined in article 20a of the Swiss Federal Act on Direct Federal Taxation (Bundesgesetz über die direkte Bundessteuer) and the corresponding cantonal Tax provisions and thus to a reclassification of the relevant Sellers' private capital gain to taxable income from investment and (ii), irrespective of any fault or knowledge and without being subject to any limitations under this Agreement or under the CO, indemnify and hold harmless the Sellers (except the Sellers 1, 8, 9, 10, 11, 13 and 14) from and against all Taxes, damages and any reasonable professional or other out-of-pocket fees, expenses or other costs incurred in or in connection with or in connection with the reclassification of the Sellers' income as described in this Section 8.1.

(b)In the event any of the Sellers receive from the Tax Authorities the notification and/or assessment concerning the reclassification of the relevant Sellers' private capital gain to taxable income from investment, such Seller shall give the Buyer notice as soon as reasonably practicable, but at the latest five (5) Business Days after receipt of the notification. The Buyer shall have the right to instruct the respective Seller, and the respective Seller in such case shall be obliged, to appeal

(Einsprache) against such notification and thereafter initiate legal proceedings. Any and all such legal proceedings shall be at the costs and expenses of the Buyer. However, the Buyer shall not indemnify the respective Seller for own (legal or tax) advisors. In case the respective Seller engages its own (legal or tax) advisors, the costs of such own (legal or tax) advisors shall be borne by the respective Seller and such own (legal or tax) advisors shall not have the right to file the appeal (Einsprache), which is to be prepared by the Buyer (it being agreed that the Buyer shall provide the draft appeal reasonably in advance prior to filing to such Seller or his or her own (legal or tax) advisors and shall take into account any reasonable comments). If a Seller breaches his or her obligations set out in this Section 8.1(b), such Seller's rights to be indemnified under this Section 8.1 shall be precluded and forfeited (verwirkt).

(c)The Buyer undertakes to impose its obligations under this Section 8.1 to any subsequent acquirer of any or all of the Shares, whereby the Buyer shall remain jointly and severally liable with any such acquirer for any and all claims of the Sellers arising out of or in connection with the indemnity set forth in this Section 8.1.

8.2General Remedies

(a)The relevant Seller shall be liable to the Buyer, subject to the further provisions set forth in this Section 8.2, Section 9 and Section 11.8, for any Damage incurred or sustained by the Buyer as result of, or arising from or based upon, any breach of:

(i)from and after the Closing (A) any of the Fundamental Representations or (B) any of the Business Representations made by a Seller, irrespective of any fault on the part of the relevant Seller; or

(ii)any covenant, undertaking or agreement of any Seller contained in this Agreement;

provided that except in the case of fraud (Betrug), intentional deceit (absichtliche Täuschung, within the meaning of article 28 CO, article 192(3) CO and article 199 CO), a breach of the Fundamental Representations referred to in Sections 7.1.1 to 7.1.3, a breach of any covenant, undertaking or agreement of any Seller contained in this Agreement referred to in paragraph (ii) above (including a breach of an indemnification obligation pursuant to Section 10 and Annex 10), the Buyer's sole remedy and recourse against the Sellers for such breaches shall be the rights to (i), upon notification made in good faith of a claim for compensation pursuant to Section 9.1, withhold from, and (ii), once the relevant Damage has been finally determined in accordance with this Agreement, declare set-off against, any amounts due and payable by the Buyer to the relevant Seller under this Agreement after the Closing Date (including any Earnout Payments, but excluding for the avoidance of doubt the Preliminary Closing Consideration) an amount equal to such Seller's Liability Percentage with respect to the relevant Damage.

(b)The Buyer shall be liable to any of the Sellers, subject to the further provisions set forth in this Section 8.2 and Section 9 (to the extent applicable pursuant to the terms of this Agreement), for any Damage incurred or sustained by any of the Sellers as result of, or arising from or based upon, any breach of:

(i)from and after the Closing, any of the Buyer Representations, irrespective of any fault on the part of the Buyer; or

(ii)any covenant, undertaking or agreement of the Buyer contained in this Agreement (other than the specific indemnification obligations set forth in Section 8.1).

9.Remedies Procedure

9.1Notification / Third Party Claims

(a)In the event of a claim for compensation under Section 8.2, the Compensated Party shall deliver to the Compensating Party a written notice describing in reasonable detail the nature of the matter, circumstance or Third Party Claim (as defined below), the underlying facts and the amount of the reasonably anticipated Damage subject to compensation under Section 8.2, and the basis for his, her or its claim for compensation under Section 8.2, in each case to the extent then known (such notice the Notice of Breach) within the earlier of:

(i)twenty (20) Business Days after the Compensated Party has obtained knowledge of a matter or circumstance that could give rise to a claim for compensation under Section 8.2; or

(ii)twenty (20) Business Days after receipt by the Compensated Party of a notice from a third party of any pending or threatened Action against the Compensated Party or a submission to, or a decision or order by, any Governmental Authority that has given or could give rise to a claim for compensation under Section 8.2 (a Third Party Claim).

(b)Failure to give Notice of Breach in accordance with Section 9.1(a) shall not affect the liability provided hereunder except to the extent that the relevant Damage has been caused or aggravated by virtue of the Compensated Party's failure duly and timely to give Notice of Breach in accordance with Section 9.1(a), in which case the Compensating Party shall have no liability for the Damage, or part of the Damage, so caused or aggravated by the Compensated Party.

(c)In case any Third Party Claim is brought or threatened by a third party (including any Governmental Authority) against the Buyer or, after the Closing, the Company, the Buyer shall use Commercially Reasonable Efforts to oppose or cause the Company to use reasonable best efforts to oppose such Third Party Claim.

(d)The Compensated Party shall give the Compensating Party reasonable opportunity and time to comment or discuss with the Compensated Party any measures which the Compensating Party proposed to take or omit to take in connection with the Third Party Claim. The Compensating Party may engage his, her or its own separate counsel, but the fees and expenses of such counsel shall be borne by the Compensating Party. The Compensating Party may elect not to exercise, or to waive, at any time the right to be consulted by the Compensated Party and/or (if the Buyer is the Compensated Party) the Company with respect to any particular Third Party Claim and the conduct of the proceedings thereof. Upon the Compensated Party's request to the Compensating Party, the Compensating Party shall use Commercially Reasonable Efforts to assist the Compensated Party and/or (if the Buyer is the Compensated Party) the Company in the defense of a Third Party Claim at the Compensated Party's and/or (if the Buyer is the Compensated Party) the Company's sole cost and expense. The Compensated Party shall not, and (if the Buyer is the Compensated Party) shall procure that the Company will not, settle any Third Party Claim without the prior written consent of the Compensating Party (in the case of the Sellers, the Sellers' Representative), which shall not be unreasonably withheld.

(e)Where relevant the provisions of this Section 9.1 shall be in lieu of, and not in addition to, the Compensated Party's duty to immediately inspect and notify the Compensating Party in accordance with article 201 CO.

9.2Time Limitations

9.2.1Statute of Limitations (Verwirkung) of Claims for Liability under Section 8.2

(a)Any claim for compensation under Section 8.2(a)(i) or Section 8.2(b)(i) must be notified on or before:

(i)with respect to a breach of the Fundamental Representations or any breach of the Buyer Representations, the date that is ten (10) years after the Closing Date;

(ii)with respect to a breach of Section 7.2.4 (Intellectual Property Rights), the date that is five (5) years after the Closing Date;

(iii)with respect to a breach of Section 7.2.2 (Taxes), the earlier of (A) the date that is six (6) months after the assessment for the relevant Taxes has been determined and become legally binding without the possibility to reopen the Tax assessment (rechtskräftig festgesetzt ohne Möglichkeit der Wiedereröffnung im Rahmen eines Nachsteuerverfahrens) and (B) the date that is 90 (ninety) calendar days after the expiration of the relevant statute of limitations (or extensions or waivers thereof) applicable to the relevant Taxes; and

(iv)with respect to a breach of any of the Business Representations, other than those referred to in Section 9.2.1(a)(ii) and (iii), the date that is eighteen (18) months after the Closing Date.

(b)Any claim for compensation subject to the remedy under Section 8.2(a)(ii) or Section 8.2(b)(ii) must be notified on or before the date that is ten (10) years after the Closing Date.

(c)After the relevant date specified in Section 9.2.1(a) or Section 9.2.1(b), any claim for compensation under Section 8.2 shall be considered precluded and forfeited (verwirkt), if it has not been notified on or before such date; it being understood that any such claim that has been notified by giving a Notice of Breach on or before such date shall not be considered precluded and forfeited (nicht verwirkt), if the Compensated Party initiates formal proceedings in accordance with Section 12.2 with respect to such claim by the date that is six (6) months after the date of the relevant Notice of Breach.

9.2.2Term of Claims under Section 8.1

(a)In the sense of a condition subsequent (resolutive Bedingung), any claim for losses subject to indemnification under Section 8.1 must be notified on or before, and, if not notified in accordance with Section 8.1(b) on or before, shall be considered expired (erloschen und verwirkt) after the sixth (6th) anniversary of the Closing Date.

(b)Any claim notified on or before the relevant date specified in this Section 9.2.2 may be pursued after such date and shall lapse (verjähren) in accordance with the general statute of limitations applicable to such claim pursuant to article 127 et seq. CO.

9.2.3Waiver of Statute of Limitations under Article 210 CO

Any limitation period specified in this Agreement to apply to a claim shall be in lieu of and replace the statute of limitations pursuant to article 210 CO, if and to the extent such statute of limitations pursuant to article 210 CO would otherwise apply to such claim, and the Parties explicitly agree that any statute of limitations pursuant to article 210 CO shall be deemed waived and not apply to this Agreement.

9.3Liability Limitations

(a)All facts and circumstances which have been Fairly Disclosed in:

(i)this Agreement; or

(ii)the Data Room Documents (an index of which is attached hereto as Annex 9.3(a)(ii) (the Data Room Index), including any information provided by the Sellers or the Company and their Representatives (including in the form of e-mail) in response to questions or information requests by the Buyer or its advisors;

(all documents and information referred to in this Section 9.3(a), including all matters, facts or circumstances summarized or referred to therein, collectively the Disclosure Documents) shall operate as an exclusion of, or, depending on the relevant disclosure, as a limitation to, the Business Representations, and, accordingly, the Sellers shall be under no liability to the Buyer and the Buyer shall not be entitled to seek compensation from the Sellers pursuant to Section 8.2(a)(i) if such liability is based on any matters, facts or circumstances that have been Fairly Disclosed in the Disclosure Documents.

(b)The Compensating Party's obligation to compensate the Compensated Party for any claim subject to compensation under Section 8.2 shall be reduced if and to the extent that:

(i)the Compensated Party has failed to mitigate, or, in the case of the Buyer, failed to cause the Company to mitigate, the Damage in respect thereof, as required under Swiss Law;

(ii)the Compensated Party has recovered or by applying Commercially Reasonable Efforts could recover or could have recovered, or, in the case of the Buyer, failed to cause the Company to recover, from any third Person, including, but not limited to, an insurer, any sum in respect of any matter to which a claim made relates, after deduction of all duly documented costs and expenses incurred in making such recovery (including reasonable attorneys' fees);

(iii)an accrual, a provision, reserve or valuation allowance has been made or included in the Final Closing Accounts, if and to the extent such provision, reserve or valuation allowance was taken into account in the adjustments pursuant to Section 2.3;

(iv)such liability is attributable to any act, omission, transaction or arrangement (A) after the Closing, of the Compensated Party or any of his, her or its Affiliates (including the Company in the case of the Buyer) (or his, her or its respective directors, employees, agents or successors in title) or to which the Compensated Party has given his, her or its prior written consent, in each case outside the ordinary course of business of the Company as at the Closing, (B) before the Closing, by any Seller, any Affiliate of any Seller or the Company acting in accordance with the written direction or written request of the Buyer or any of its Affiliate, or (C) pursuant to and in compliance with this Agreement or any other Transaction Document;

(v)the Compensated Party or any of his, her or its Affiliates or any of his, her or its Representatives is actually aware at the date of this Agreement of the Damage or Tax which is the subject matter of the claim for liability pursuant to Section 8.2;

(vi)such compensation obligation arises or is increased as a result of changes in assessment methods and accounting or Tax practices, which have been introduced by the Buyer or the Company after the Closing Date;

(vii)the Compensated Party or, following the Closing, in the case of the Buyer, the Company, any successor to the Compensated Party or, in the case of the Buyer, all or part of the Company's business or any Affiliate or direct or indirect shareholder of the Compensated Party receives, or through Commercially Reasonable Efforts, could receive or could have received, any benefits by repayments, set-off or reduction of Taxes which it would not have received or could not receive but for the circumstances giving rise to a claim, including any tax benefit resulting from a reduction of the Tax base or the increase of the Tax loss (e.g., because of the lengthening or depreciation periods or higher depreciation allowances) after the Closing whereby the tax benefit from such reversal effect shall be calculated by applying the then applicable corporate income Tax rate on the aggregate amount by which the Tax base is reduced or the Tax loss is increased because of the reversal effect; or

(viii)such claim arises or is increased solely as a result of administrative practice (including, but not limited to, practice of any Governmental Authority) or rule of Law not in force at the Closing Date or the withdrawal after the Closing Date of any concession previously made by any relevant Governmental Authority or as a result of any change made or introduced on or after the Closing Date in any administrative practice (including, but not limited to, practice of any Governmental Authority) or rule of Law, whether or not such change or withdrawal purports to be effective retrospectively in whole or part, or any change in the rates of Taxes in force at the Closing Date or any imposition of any Taxes or any withdrawal of Relief, in each case not in effect at the Closing.

(c)If a Compensating Party has paid (whether in cash or by set-off, as applicable) an amount in discharge of liability under Section 8.2, and the Compensated Party, any of his, her or its Affiliates or, in the case of the Buyer, the Company receives (whether by insurance, payment, discount, credit, Relief or otherwise) from any Person a sum that indemnifies or compensates the Compensated Party, any of his, her or its Affiliates or, in the case of the Buyer, the Company (in whole or in part) for the losses which are the subject matter of such Compensating Party's liability under Section 8.2, then the Compensated Party shall:

(i)promptly notify the relevant Compensating Party of the fact and provide such information as the relevant Compensating Party may reasonably request;

(ii)take all commercially reasonable steps or proceedings as the relevant Compensating Party may request to enforce such right, at the expense of the relevant Compensating Party; and

(iii)pay to the relevant Compensating Party as soon as practicable after receipt an amount equal to the amount recovered from the third party or, if less, the amount previously paid by the Compensating Party to the Compensated Party in respect of the relevant claim, in each case net of Tax payable thereon and less any reasonable and documented third party costs of recovery.

(d)The Compensating Party shall not have any liability to the Compensated Party under Section 8.2, unless (i) the amount of the claim or series of related claims made by the Compensated Party for indemnification thereunder exceeds CHF 200,000 (Swiss Francs two hundred thousand) (such claim or series of related claims, a Qualifying Claim), and (ii) the amount of the Compensating Party's obligation to indemnify the Compensated Party in respect of the relevant Qualifying Claim exceeds, or when aggregated with the amount of the total indemnification obligation of the Compensating Party in respect of all other Qualifying Claims will exceed, CHF 2,000,000 (Swiss Francs two million) (the Threshold Amount). If the Threshold Amount has been exceeded, the Compensating Party shall be liable to the Compensated Party for any Qualifying Claim of the Compensated Party, and not just the Damage in excess of the Threshold Amount. This Section 9.3(d) shall not apply to (i) any liability of the Sellers on the basis of a breach of any of the Fundamental Representations or any breach pursuant to Section 8.2(a)(ii), or (ii) any liability of the Buyer on the basis of a breach of any of the Buyer Representations.

(e)The maximum aggregate liability of any of the Sellers under or in connection with:

(i)any breach of the Business Representations shall be limited to and not exceed an amount equal to such Seller's Liability Percentage of the Cap;

(ii)any breach of the Fundamental Representations or any breach pursuant to Section 8.2(a)(ii) shall be limited to, and not exceed, an amount equal to the amount of proceeds actually received by such Seller (including any amount set-off pursuant to Section 8.2(a)).

(f)Notwithstanding anything in this Agreement to the contrary, no limitations on liability hereunder, including without limitation under this Section 9.3 (except for Section 9.3(b)) shall apply:

(i)in case of fraud (Betrug) or intentional deceit (absichtliche Täuschung, within the meaning of article 28 CO, article 192(3) CO and article 199 CO) by the Compensating Party;

(ii)to the compensation obligations of the Buyer under Section 8.1 and Section 8.2(b)(ii).

(g)The limitations on the Compensating Party's liability pursuant to this Section 9.3 shall apply cumulatively.

(h)The remedies under Section 8.2(a)(i) shall be in lieu of, and not in addition to, the remedies provided for under statutory Law or case Law. All remedies provided for under statutory Law or case Law, including the right to rescind this Agreement following the Closing, shall not apply to, and are hereby expressly excluded and waived by each Party with respect to, any such breach, to the extent permissible. In particular, and without limiting the generality of the foregoing, each Party explicitly waives his, her or its right of partial or entire contract rescission under article 24 and article 205 CO.

10.Indemnities by the Sellers

The Indemnities by the Sellers shall be governed by Annex 10.

11.General Provisions

11.1Effect on Third Parties

No Person other than the Parties shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to confer on any Person other than the Parties any rights, benefits or remedies, except that each Released Person shall have a direct claim against the Buyer under this Agreement for any right or benefit granted to it by Section 5.3.

11.2Notices

(a)All notices or other communications to be given or made under or in connection with this Agreement shall be given or made in writing and delivered by hand or sent (postage prepaid) by registered, certified or express post (return receipt requested), courier or by electronic transmission in .pdf format or similar format to the following addresses:

if to the Sellers:	[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

with a copy (which	[***]
shall not constitute
notice) to:

if to [***]:	[***]

with a copy (which	[***]
shall not constitute
notice) to:

if to the Buyer:	[***]

with a copy (which	[***]
shall not constitute
notice) to:

[***]

(b)Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by post or courier shall be deemed delivered when received. Notices given by electronic transmission shall be deemed to be delivered at the time such notices are sent to the relevant addresses above, if no delivery failure or error messages are received by the sender.

(c)Irrespective of the delivery or receipt of a notice, any notice given hereunder shall be deemed to have been timely given, if dispatched or sent prior to the expiry of a term or deadline set forth in this Agreement (if any), but the recipient shall be under no obligation to perform any act under this Agreement before it, he or she has received such notice.

11.3Entire Agreement

This Agreement, including the Annexes and any other documents referred to herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements and understandings of the Parties relating to such subject matter, including the Term Sheet.

11.4Amendments and Waivers

(a)This Agreement may only be modified or amended by a written document signed by the Parties.

(b)Any waiver of any term or condition of this Agreement, waiver of any breach of any term or condition of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at Law, must be in writing and signed by or on behalf of the Person granting the waiver, and no waiver or election shall be inferred from a Party’s conduct.

(c)Any waiver of a breach of any term or condition of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.

11.5No Assignment

The Parties shall not assign, hold on trust, transfer, charge or otherwise deal with this Agreement or any rights or obligations hereunder, including, but not limited to, by way of a business transfer (Vermögensübertragung) or demerger (Abspaltung), to any third party nor grant, declare, create or dispose of any right or interest in it, without the prior written consent of the Sellers (if the assignment is proposed to be undertaken by the Buyer) or the Buyer (if the assignment is proposed to be undertaken by any of the Sellers); provided, however, that the Buyer and, following the Closing, any of the Sellers may assign this Agreement or any of its respective rights and obligations hereunder to any of its Affiliates as long as the assignor remains jointly and severally liable with the assignee for any obligations under this Agreement, and provided further that the Buyer may assign this Agreement or any of its respective rights and obligations hereunder in connection with (a) a transfer, sale, license, conveyance or disposition of the Sigi Patch Pump to any third party, (b) a spinoff, sale or other transfer of all or substantially all of the assets of any product line, business unit or operating segment to which the Sigi Patch Pump belongs or (c) the acquisition (whether by merger, consolidation, sale or otherwise) of the Buyer, as long as, in each case (1) the Buyer provides written notice to the Sellers of such assignment, (2) such assignee agrees to be or is, by operation of law or otherwise, bound by the terms and conditions of this Agreement, and (3) such assignee and its Affiliates are of comparable financial standing as the Buyer.

11.6No Set-Off

Except for any claim of the Buyer against the relevant Seller pursuant to this Agreement, the Buyer shall not be entitled to set off any of its claims it may have against any of the Sellers against, or otherwise withhold the proper payment of, any amount payable by the Buyer to any Seller under or pursuant to this Agreement.

11.7Severability

Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection.

11.8Relationship between the Sellers and the Buyer

No Seller shall be jointly and severally liable with any of the other Sellers for any of the obligations undertaken by any of the Sellers pursuant to this Agreement, including, without limitation, in connection with the adjustment pursuant to Section 2.3 or based on the indemnification obligations pursuant to Section 8. Each Seller's liability under this Agreement, including based on the indemnification obligations pursuant to Section 8, or otherwise shall be several (teilschuldnerisch), determined by reference to the Liability Percentage.

11.9Counterparts; Delivery by Electronic Transmission

This Agreement may be executed and delivered by each Party in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same Agreement. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic signature or e-signature (irrespective of whether the relevant electronic signature or e-signature has been issued by a provider recognized or accredited under applicable Law or not) or other electronic transmission (e.g., e-mail delivery in .pdf format or similar format), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

12.Governing Law and Dispute Resolution

12.1Governing Law

This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the Parties hereunder, or the interpretation and enforcement of the rights and duties of the Parties, whether arising in contract, tort or otherwise, shall be governed by and construed in accordance with the substantive Laws of Switzerland, excluding the UN Convention on Contracts for the International Sale of Goods, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than Switzerland.

12.2Dispute Resolution

Any dispute, controversy or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach, or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Centre in force on the date on which the notice of arbitration is submitted in accordance with those rules. The number of arbitrators shall be three. The seat of the arbitration shall be Zurich. The arbitration proceedings shall be conducted in English.

[Signatures on next page]

Executed as of the date written on the cover page to this Agreement.

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Annex B - Individual Holdings of Sellers

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Annex 1 - Definitions

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Annex 2.5 - Earn-out

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Schedule 2.5(a) - Development List

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Annex 2.5.2(a) - Form of Quarterly Reports

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Annex 3.4 - Form of Closing Memorandum

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Annex 4.2.2(d) - Form of Employment Agreement with Key Persons

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Annex 7.1.4 - Fundamental Intellectual Property Rights

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Annex 7.2.4 - Owned Intellectual Property Rights

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Annex 7.2.18 - Bank Accounts

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Annex 9.3(a)(ii) - Index of Data Room Documents

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Annex 10 - Indemnities by the Sellers

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